Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MOBILE 365, INC.,
MONACO ACQUISITION CORPORATION,
SYBASE, INC.,
AND WITH RESPECT TO SECTION 6.16(E) AND ARTICLES VIII AND X ONLY
JOHN BACKUS
AS STOCKHOLDER REPRESENTATIVE
Dated as of September 5, 2006

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Stockholder Written Consent
Exhibit B	Form of Support Agreement
Exhibit C	Form of Escrow Agreement
INDEX OF SCHEDULES

Schedules	Description
Schedule I	Principal Stockholders
Schedule II	Key Employees
Schedule 1.1	Knowledge
Schedule 2.11	Form Working Capital Statement
Schedule 6.7(b)	Terminated Agreements
Schedule 7.1(d)	Foreign Approvals
Schedule 8.2(a)(iv)	Indemnification Matters

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     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of September 5, 2006 by and among Sybase, Inc., a corporation organized under the laws of Delaware (“Parent”), Monaco Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Mobile 365, Inc., a Delaware corporation (the “Company”), and with respect to Section 6.16(e) and Article VIII and Article X only, John Backus (the “Stockholder Representative”).
RECITALS
     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.
     WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, including, without limitation, the transactions contemplated by the Support Agreements (the “Transactions”), and (iii) determined, subject to the terms of this Agreement, to recommend that the Company Stockholders adopt and approve this Agreement and approve the Merger.
     WHEREAS, promptly following the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, the Company shall obtain the irrevocable approval of the Merger, this Agreement and the Transactions pursuant to an Action by Written Consent, in the form attached as Exhibit A (the “Stockholder Written Consent”), signed by each of the principal stockholders of the Company listed on Schedule I (the “Principal Stockholders”), certain other stockholders of the Company, and by each officer or director of Company that is a record owner of Company Capital Stock.
     WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, each Principal Stockholder and each director of Company that is a record owner of Company Capital Stock is entering into a support agreement, in substantially the form attached as Exhibit B (each, a “Support Agreement”).
     WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the key employees of the Company listed on Schedule II (the “Key Employees”) is entering into an employment agreement (each, an “Employment Agreement”), with Parent.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS
     1.1 Defined Terms. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               “Acquisition Proposal” shall have the meaning set forth in Section 5.2.
               “Action of Divestiture” shall have the meaning set forth in Section 6.2(b).
               “Agreement” shall have the meaning set forth in the Recitals hereto.
               “Application Messaging” or “A2P” shall mean the routing, delivery, tracking, transcoding and billing of text (SMS), multimedia (MMS) message or a premium content item between an application, brand or content provider and a wireless carrier subscriber.
               “Balance Sheet” shall have the meaning set forth in Section 3.9(a).
               “Balance Sheet Date” shall mean March 31, 2006.
               “Basket Amount” shall have the meaning set forth in Section 8.3(b).
               “Board” shall have the meaning set forth in the recitals to this Agreement.
               “Business” shall mean the design, development, use (including intended use), branding, advertising, promotion, marketing, operation, manufacture, maintenance, support, license, distribution, import, and sale of interoperability for text and multimedia messaging, content distribution, reporting and billing between mobile operators, mobile operator end-users, brand owners and content creators, regardless of geography or technology, including of Company Products, by the Company, at various locations in the United States and other countries.
               “Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which banks in San Francisco, California are required or authorized by law, executive order or governmental decree to be closed.
               “Certificate of Incorporation” shall mean the Fifth Amended and Restated Certificate of Incorporation, as amended and corrected, of the Company.
               “Certificate of Merger” shall have the meaning set forth in Section 2.2.
               “Certificates” shall have the meaning set forth in Section 2.10(b).
               “Change of Recommendation” shall have the meaning set forth in Section 5.2.
               “Closing” shall have the meaning set forth in Section 2.2.

               “Closing Date” shall have the meaning set forth in Section 2.2.
               “Closing Long-Term Debt Balance” shall have the meaning set forth in Section 2.11(a)(i).
               “Closing Statement” shall have the meaning set forth in Section 2.11(a)(ii).
               “Closing Working Capital” shall have the meaning set forth in Section 2.11(a)(ii).
               “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               “Code” shall mean collectively any software, library, utility, tool or other computer or program code.
               “Company” shall have the meaning set forth in the preamble to this Agreement, and for all purposes of this Agreement (other than Article II (excluding Section 2.11) and Section 3.1), the term “Company” shall mean the Company and its Subsidiaries listed in Section 3.3 of the Disclosure Schedule.
               “Company Authorizations” shall have the meaning set forth in Section 3.14.
               “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock, taken together.
               “Company Common Stock” shall mean the IM Common Stock, and the MW Common Stock, taken together.
               “Company Common Stockholder” shall mean any holder of any Company Common Stock immediately prior to the Effective Time.
               “Company Contracts” shall have the meaning set forth in Section 3.20(a).
               “Company Employee Plan” shall mean any plan, program, policy, practice or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including all International Employee Plans.

               “Company Indemnified Parties” shall have the meaning set forth in Section 6.13.
               “Company Indemnifying Parties” shall have the meaning set forth in Section 2.9(a).
               “Company Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights used in the conduct of the Business by the Company or its Subsidiaries, as currently conducted or contemplated to be conducted, whether or not registered.
               “Company-Licensed IP” shall mean all Company Intellectual Property that is licensed in from third parties. Company-Licensed IP includes Intellectual Property licensed under an Open Source License.
               “Company Options” shall mean all issued and outstanding options, units or other rights (including commitments to grant options, units or other rights, but excluding Company Warrants) to purchase or otherwise acquire Company Capital Stock (whether or not vested) pursuant to the Plans.
               “Company-Owned IP” shall mean all Company Intellectual Property that is not Company-Licensed IP.
               “Company Preferred Stock” shall mean the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock, taken together.
               “Company Preferred Stockholder” shall mean any holder of any Company Preferred Stock immediately prior to the Effective Time.
               “Company Products” shall mean all products, software or service offerings of the Company (i) that are currently operated, sold, licensed, distributed or otherwise provided by the Company, (ii) that were previously operated, sold, licensed, distributed or otherwise provided by the Company, for which the Company has any current maintenance or support obligation, and (iii) that are being developed, as reflected on the product roadmap attached to Section 1.1(a) of the Disclosure Schedule.
               “Company Registered Intellectual Property Rights” shall have the meaning set forth in Section 3.18(f).
               “Company Sites” shall mean all of the Company’s public sites on the WWW.
               “Company Stockholder” shall mean the Company Preferred Stockholders and the Company Common Stockholders, taken together.
               “Company Warrants” shall mean all issued and outstanding warrants to purchase Company Capital Stock.

               “Confidentiality Agreement” shall have the meaning set forth in Section 6.4.
               “Conflict” shall have the meaning set forth in Section 3.7.
               “contemplated to be conducted” shall mean as currently contemplated by the Company to be conducted in connection with the development, design, marketing and sale of the Company Products reflected on the product roadmap attached to Section 1.1(a) of the Disclosure Schedule.
               “Continuing Employee” shall have the meaning set forth in Section 6.12.
               “Contract” shall have the meaning set forth in Section 3.7.
               “Copyrights” shall mean all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world.
               “Customer Information” shall have the meaning set forth in Section 3.17(d).
               “Delaware Law” shall mean the Delaware General Corporation Law.
               “Disagreement Notice” shall have the meaning set forth in Section 6.16(a).
               “Disclosure Document” shall have the meaning set forth in Section 6.1(b).
               “Disclosure Schedule” shall have the meaning set forth in the preamble to Article III.
               “Disputed Line Items” shall have the meaning set forth in Section 2.11(a)(iii).
               “Dissenting Share Payments” shall have the meaning set forth in Section 2.8(b).
               “Dissenting Shares” shall have the meaning set forth in Section 2.8(a).
               “DOJ” shall mean the United States Department of Justice.
               “DOL” shall mean the United States Department of Labor.
               “Effective Time” shall have the meaning set forth in Section 2.2.
               “Employee” shall mean any current or former or retired employee, consultant or director of the Company or any ERISA Affiliate.

               “Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other Contract or understanding between the Company or any ERISA Affiliate and any Employee.
               “Employment Agreement” shall have the meaning set forth in the recitals to this Agreement.
               “Environmental Permits” shall have the meaning set forth in Section 3.21(c).
               “ERISA Affiliate” shall mean each Subsidiary of the Company and any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the IRC and the regulations issued thereunder.
               “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
               “Escrow Agent” shall mean a bank or other financial institution selected by Parent and reasonably acceptable to the Stockholder Representative.
               “Escrow Agreement” shall have the meaning set forth in Section 2.12.
               “Escrow Account” shall mean the account into which the Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in Section 2.11(b), Article VIII and in the Escrow Agreement.
               “Escrow Amount” shall mean Forty-Two Million Five Hundred Thousand Dollars ($42,500,000) as reduced from time to time by the amount of monies distributed from the Escrow Account in accordance with this Agreement and the Escrow Agreement.
               “Estimated Long-Term Debt Balance” shall have the meaning set forth in Section 2.11(a)(i).
               “Estimated Working Capital” shall have the meaning set forth in Section 2.11(a)(i).
               “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
               “Finance Employees” shall have the meaning set forth in Section 2.11(a)(ii).
               “Final Long-Term Debt Balance” shall have the meaning set forth in Section 2.11(a)(iii).
               “Final Return” shall have the meaning set forth in Section 6.16(a).

               “Final Working Capital” shall have the meaning set forth in Section 2.11(a)(iii).
               “Final Release Date” shall have the meaning set forth in Section 8.3(d)(ii).
               “Financials” shall have the meaning set forth in Section 3.9.
               “FIRPTA Compliance Certificate” shall have the meaning set forth in Section 6.8.
               “First Release Date” shall have the meaning set forth in Section 8.3(d)(i).
               “FMLA” shall mean the Family and Medical Leave Act of 1993, as amended.
               “Form Working Capital Statement” shall mean the Form Working Capital Statement attached hereto as Schedule 2.11.
               “FTC” shall mean the United States Federal Trade Commission.
               “GAAP” shall mean United States generally accepted accounting principles consistently applied.
               “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.
               “Hazardous Material” shall have the meaning set forth in Section 3.21(a).
               “Hazardous Materials Activities” shall have the meaning set forth in Section 3.21(b).
               “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
               “IM Common Equivalent Number” shall mean the sum of (i) the number of shares of IM Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of IM Common Stock cancelled pursuant to Section 2.6(b)), (ii) the number of shares of IM Common Stock issuable upon conversion of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Series A Preferred Stock cancelled pursuant to Section 2.6(b)), (iii) the number of shares of IM Common Stock issuable upon conversion of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Series B Preferred Stock cancelled pursuant to Section 2.6(b)), (iv) the number of shares of IM Common Stock issuable upon conversion of shares of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Series C Preferred Stock cancelled pursuant to Section 2.6(b)), (v) the number of shares of IM Common Stock issuable upon conversion of shares of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Series D Preferred Stock cancelled pursuant to Section 2.6(b)), (vi) the number of shares of IM Common Stock immediately prior to the Effective Time that are underlying vested, unexpired, unexercised and outstanding Company Options and (vii) the number of shares of IM Common Stock immediately prior to the Effective Time that are underlying unexpired, unexercised and outstanding Company Warrants.
               “IM Common Per Share Consideration” shall mean an amount equal to the quotient of (i) the IM Common Stock Consideration divided by (ii) the IM Common Equivalent Number.
               “IM Common Stock” shall mean the Company’s common stock, par value $0.001 per share.
               “IM Common Stock Consideration” shall mean the difference of (i) the IM Total Consideration minus (ii) the aggregate amount payable to the holders of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock on account of the Series B Liquidation Value, Series B Dividend Amount, Series C Liquidation Value, Series C Dividend Amount, Series D Liquidation Value and Series D Dividend Amount minus (iii) the aggregate amount of the portion of the Warrant Consideration payable to the holders of Company Warrants that are exercisable for Series C Preferred Stock on account of the Series C Liquidation Value plus (iv) the aggregate value of the exercise prices of the Company Warrants and vested Company Options exercisable for or convertible into IM Common Stock that is deducted in the calculation of the Option Consideration.
               “IM Total Consideration” shall mean 50% of the Merger Consideration.
               “Inbound IP Licenses” shall mean all the contracts, licenses and agreements under which Company-Licensed IP is licensed to the Company or any of its Subsidiaries (including without limitation free download, shrinkwrap or click-through agreements, and Open Source Licenses).
               “Indemnified Parties” shall have the meaning set forth in Section 8.2.
               “Intellectual Property” shall mean any or all of the following: (a) works of authorship, including without limitation, computer programs, algorithms, routines, source code and executable code, whether embodied in firmware, software or otherwise, documentation, designs, files, records and data; (b) inventions (whether or not patentable), improvements, and technology; (c) proprietary and confidential information, including technical data, customer and supplier lists and data, invention disclosures, trade secrets, show-how, know-how and techniques; (d) databases, data compilations and collections and technical data; (e) tools, methods, processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware and software development tools; (f) WWW addresses, uniform resource locators and domain names; and (g) all instantiations of the foregoing in any form and embodied in any media.

               “Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (a) all Patents; (b) all trade secrets and other rights in privacy, data, know-how and confidential or proprietary information; (c) all Copyrights; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all Internet Properties; (f) all Trademarks; and (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
               “International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.
               “Internet Properties” shall mean all rights in WWW addresses, uniform resource locators and domain names and applications and registrations therefor.
               “IP Licenses” shall mean all the contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property or Intellectual Property Rights licensed to or by, or created for or by, the Company.
               “IRC” shall mean the Internal Revenue Code of 1986, as amended.
               “IRS” shall mean the Internal Revenue Service.
               “Key Employee” shall have the meaning set forth in the recitals to this Agreement.
               “Key Jurisdictions” shall mean the United States, France, Singapore, China, Germany, Australia, the United Kingdom, Italy and Spain.
               “Knowledge” shall mean, with respect to the Company, the actual knowledge of the Company’s officers and directors listed on Section 3.1 of the Disclosure Schedule, provided that an officer of the Company shall have made a due and diligent inquiry of the employees of the Company listed on Schedule 1.1.
               “Liens” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights (but excluding any restrictions required by the Securities Act or applicable law).
               “Long-Term Debt Balance” shall mean the amount of debt and portions of capital leases classified as long term liabilities that would be recorded on a consolidated balance sheet for the Company which is prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Balance Sheet (for the avoidance of doubt “Long-Term Debt Balance” shall exclude any deferred tax liabilities).
               “Long-Term Debt Target” shall mean Five Hundred Fifty-Six Thousand Eight Hundred Forty-Four Dollars ($556,844).
               “Loss” or “Losses” shall have the meaning set forth in Section 8.2.
               “Material Adverse Effect” shall mean any change, event, development, effect or circumstance (i) that is materially adverse to the business, operations, assets (including intangible assets), liabilities (including contingent liabilities), capitalization, earnings or other results of operations, or the financial condition of the Company or (ii) that would reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Transactions; provided, however, that notwithstanding the foregoing, the term Material Adverse Effect shall not include any change, event, development, effect or circumstance resulting from, arising out of or related to (w) changes in or generally affecting any industry in which the Company participates or from generally prevailing conditions in United States or global economies, provided, that such conditions do not have a materially disproportionate effect or impact on the Company, (x) the loss, diminution or disruption of the Company’s existing or prospective customers, distributors, suppliers or employees arising from, or reasonably attributable to, the announcement and the pendency of the Merger and the Transactions, (y) the institution of any litigation against the Company or any of its officers or directors by any stockholder of the Company to the extent alleging breach of their fiduciary duties in accordance with the Company’s entry into this Agreement seeking to restrain the consummation of the Merger on that basis, or (z) any adverse change, event, circumstance or effect resulting from the Company’s compliance with the terms of this Agreement, actions taken at the request or with the consent of Parent or from the actions of Parent.
               “Merger” shall have the meaning set forth in Section 2.1.
               “Merger Consideration” shall mean Four Hundred Twenty Five Million Dollars ($425,000,000), as adjusted pursuant to Section 2.11, if so adjusted.
               “Merger Sub” shall have the meaning set forth in the preamble to this Agreement.
               “Merger Sub Common Stock” shall have the meaning set forth in Section 2.6(c).
               “Multiemployer Plan” shall mean any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA
               “MW Common Equivalent Number” shall mean the sum of (i) the number of shares of MW Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of MW Common Stock cancelled pursuant to Section 2.6(b)), (ii) the number of shares of MW Common Stock issuable upon conversion of shares of Series C-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Series C-1 Preferred Stock cancelled pursuant to Section 2.6(b)), (iii) the number of shares of MW Common Stock issuable upon conversion of shares of Series D-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Series D-1 Preferred Stock cancelled pursuant to Section 2.6(b)), (iv) the number of shares of MW Common Stock immediately prior to the Effective Time that are underlying vested, unexpired, unexercised and outstanding Company Options and (v) the number of shares of MW Common Stock immediately prior to the Effective Time that are underlying unexpired, unexercised and outstanding Company Warrants (excluding shares of MW Common Stock that are underlying shares of Series B-1 Preferred Stock issuable upon exercise of Company Warrants).
               “MW Common Per Share Consideration” shall mean an amount equal to the quotient of (i) the MW Common Stock Consideration divided by (ii) the MW Common Equivalent Number.
               “MW Common Stock” shall mean the Company’s MW common stock, par value $0.001 per share.
               “MW Common Stock Consideration” shall mean the difference of (i) the MW Total Consideration minus (ii) the aggregate amount payable to the holders of the Series A-1 Preferred Stock and the Series B-1 Preferred Stock minus (iii) the aggregate amount of the portion of the Warrant Consideration payable to the holders of Company Warrants that are exercisable for Series B-1 Preferred Stock on account of the Series B-1 Liquidation Value plus (iv) the aggregate value of the exercise prices of the Company Warrants and vested Company Options exercisable for or convertible into MW Common Stock that is deducted in the calculation of the Option Consideration.
               “MW Total Consideration” shall mean 50% of the Merger Consideration.
               “Notice of Disagreement” shall have the meaning set forth in Section 2.11(a)(iii).
               “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (a) stating that Parent has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (b) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, or, with respect to Losses determined in accordance with the terms of Section 2.11, including a copy of the Closing Statement.
               “Open Source License” shall mean any license under Software that may be freely used, modified, and redistributed for any purpose, in source code and/or object code forms, and without the payment of a license fee. Open Source Licenses include but are not limited to those approved by the Open Source Initiative (see www.opensource.org ). As examples, the following licenses or distribution models are Open Source Licenses: (i) the GNU General Public License (GPL), (ii) the GNU Library or Lesser General Public License (LGPL),

(iii) the Common Public License, (iv) the Artistic License (e.g., PERL), (v) the Mozilla Public License, and (vi) the Apache License.
               “Option Consideration” shall mean, with respect to each share of (i) IM Common Stock issuable under a particular Company Option, an amount equal to the excess, if any, of: (a) the IM Common Per Share Consideration over (b) the exercise price payable in respect of such share of IM Common Stock issuable under such Company Option and (ii) MW Common Stock issuable under a particular Company Option, an amount equal to the excess, if any, of: (a) the MW Common Per Share Consideration over (b) the exercise price payable in respect of such share of MW Common Stock issuable under such Company Option (it being understood that if the exercise price payable in respect of any such Company Option exceeds the consideration payable pursuant to this Agreement, the Option Consideration in respect of such Company Option shall be zero); provided, that for purposes of the above calculation, the exercise price any Company Options which provide for the purchase of units consisting of shares of IM Common Stock and MW Common Stock shall be divided equally between such shares of IM Common Stock and MW Common Stock.
               “Option Exchange Ratio” shall mean, with respect to each share of (i) IM Common Stock issuable under a particular Company Option, the quotient obtained by dividing (x) the IM Common Per Share Consideration by (y) the Trading Price, rounded to the nearest 0.00001 (with amounts 0.000005 and above rounded up) and (ii) MW Common Stock issuable under a particular Company Option, the quotient obtained by dividing (x) the MW Common Per Share Consideration by (y) the Trading Price, rounded to the nearest 0.00001 (with amounts 0.000005 and above rounded up).
               “Parent” shall have the meaning set forth in the preamble to this Agreement.
               “Parent Common Stock” shall mean unregistered shares of Parent’s common stock, par value $0.001 per share.
               “Parent Material Adverse Effect” shall have the meaning set forth in Section 4.1.
               “Parent Option” shall mean any option to purchase shares of Parent Common Stock issued pursuant to the terms of Section 2.7(b) in connection with the assumption of a Company Option.
               “Patents” shall mean all United States and foreign patents and utility models and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.
               “Payment Agent” shall have the meaning set forth in Section 2.10(a).
               “Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

               “Personal Messaging” or “P2P” shall mean the routing, delivery, tracking, transcoding and billing of text (SMS) or multimedia (MMS) message between two carrier subscribers on different carrier networks.
               “Plans” shall mean the Mobile 365, Inc. 2004 Equity Incentive Plan, the InphoMatch, Inc. 2000 Equity Incentive Plan and the MobileWay Inc. 2000 Stock Option Plan.
               “Pre-Closing Income Taxes” means all Pre-Closing Taxes that are based on or measured by the income of the Company. Pre-Closing Income Taxes shall not include sales, use or similar Taxes.
               “Pre-Closing Tax Period” means, with respect to the Company any period (including the portion of any Straddle Period) ending on or prior to the Closing Date.
               “Pre-Closing Taxes” means all liability for Taxes of the Company for Pre-Closing Tax Periods; provided, however, that Pre-Closing Taxes shall not include any liability of the Company or any of its Subsidiaries arising from any election by Parent with respect to the Transactions under Section 338 of the IRC or any comparable provision of foreign, state or local law.
               “Prime Rate” shall mean the rate of interest published as the “Prime Rate” in the “Money Rates” column of the Eastern Edition of The Wall Street Journal or the average of such rates if more than one rate is indicated on the Closing Date.
               “Principal Stockholders” shall have the meaning set forth in the recitals to this Agreement.
               “Privacy Statements” shall mean, collectively, any and all of the Company’s privacy policies published on the Company Sites or otherwise made available by the Company regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors of any of the Company Sites (“Individuals”).
               “Pro Rata Portion” shall mean (A) with respect to each holder of Company Capital Stock, an amount equal to the quotient obtained by dividing (x) the aggregate consideration payable to such holder of Company Capital Stock with respect to its Company Capital Stock pursuant to Section 2.6(a) by (y) an amount equal to the total consideration payable to holders of Company Capital Stock, Company Warrants and vested Company Options; (B) with respect to each holder of a Company Warrant, an amount equal to the quotient obtained by dividing (x) the aggregate consideration payable to such holder of Company Warrants with respect to such Company Warrants pursuant to Section 2.7(c) by (y) an amount equal to the total consideration payable to holders of Company Capital Stock, Company Warrants and vested Company Options and (C) with respect to each holder of a vested Company Option, an amount equal to the quotient obtained by dividing (x) the aggregate consideration payable to such holder of a vested Company Option with respect to such vested Company Option pursuant to Section

2.7(a) by (y) an amount equal to the total consideration payable to holders of Company Capital Stock, Company Warrants and vested Company Options.
               “PTO” shall mean the United States Patent and Trademark Office.
               “Receivables” shall have the meaning set forth in Section 3.24(a).
               “Registered Intellectual Property Rights” shall mean all United States, international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, other registrations or applications related to Trademarks; (c) registrations of, and applications for the use of, Internet Properties; (d) Copyrights, registrations and applications to register Copyrights; and (e) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public legal authority or Governmental Entity at any time.
               “Related Agreements” shall mean the Support Agreements, the Escrow Agreement, the Certificate of Merger and the Employment Agreements.
               “Securities Act” shall mean the Securities Act of 1933, as amended.
               “Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, par value $0.001 per share.
               “Series A-1 Liquidation Value” shall mean, for each share of Series A-1 Preferred Stock, $3.4995226.
               “Series A-1 Preferred Stock” shall mean the Company’s Series A-1 Preferred Stock, par value $0.001 per share.
               “Series B Dividend Amount” shall mean, for each share of Series B Preferred Stock, an amount equal to the dividends payable on such share of Series B Preferred Stock pursuant to the provisions of Article Fourth, Section 3 of the Certificate of Incorporation, whether or not earned or declared and whether or not assets of the Company are legally available therefor.
               “Series B Liquidation Value” shall mean, for each share of Series B Preferred Stock, $0.3538194.
               “Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, par value $0.001 per share.
               “Series B-1 Liquidation Value” shall mean, for each share of Series B-1 Preferred Stock, the product obtained by multiplying (x) $1.8343777 by (y) 1.5.
               “Series B-1 Preferred Stock” shall mean the Company’s Series B-1 Preferred Stock, par value $0.001 per share.

               “Series C Dividend Amount” shall mean, for each share of Series C Preferred Stock, an amount equal to the dividends payable on such share of Series C Preferred Stock pursuant to the provisions of Article Fourth, Section 3 of the Certificate of Incorporation, whether or not earned or declared and whether or not assets of the Company are legally available therefor.
               “Series C Liquidation Value” shall mean, for each share of Series C Preferred Stock, $0.3576733.
               “Series C Preferred Stock” shall mean the Company’s Series C Preferred Stock, par value $0.001 per share.
               “Series C-1 Preferred Stock” shall mean the Company’s Series C-1 Preferred Stock, par value $0.001 per share.
               “Series D Dividend Amount” shall mean, for each share of Series D Preferred Stock, an amount equal to the dividends payable on such share of Series D Preferred Stock pursuant to the provisions of Article Fourth, Section 3 of the Certificate of Incorporation, whether or not earned or declared and whether or not assets of the Company are legally available therefor.
               “Series D Liquidation Value” shall mean, for each share of Series D Preferred Stock, $0.7847265.
               “Series D Preferred Stock” shall mean the Company’s Series D Preferred Stock, par value $0.001 per share.
               “Series D-1 Preferred Stock” shall mean the Company’s Series D-1 Preferred Stock, par value $0.001 per share.
               “Settlement Accountants” shall have the meaning set forth in Section 2.11(a)(iii).
               “Software” shall mean software, libraries, utilities, tools, or other computer or program code in any form, including source code and object code forms.
               “Special Items” shall have the meaning set forth in Section 8.1.
               “Special Losses” shall have the meaning set forth in Section 8.1.
               “Spreadsheet” shall have the meaning set forth in Section 6.17.
               “Stockholder Approval” shall have the meaning set forth in Section 3.5.
               “Stockholder Notice” shall have the meaning set forth in Section 6.1(a)
               “Stockholder Representative” shall have the meaning set forth in the preamble to this Agreement.

               “Stockholder Representative Fund” shall mean Two Million Dollars ($2,000,000), together with any dividends, interest, gains and other distributions on such amount, as reduced from time to time by the amount of monies distributed from the Stockholder Representative Fund in accordance with Section 8.5 of this Agreement.
               “Stockholder Written Consent” shall have the meaning set forth in the recitals to this Agreement.
               “Straddle Period” shall mean a tax period that begins before and ends after the Closing Date.
               “Subsidiary” shall mean, with respect to any person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a person or persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such person or persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.
               “Substitute Virginia Plans” shall have the meaning set forth in Section 6.12(a).
               “Support Agreement” shall have the meaning set forth in the recitals to this Agreement.
               “Surviving Corporation” shall have the meaning set forth in Section 2.1.
               “Tax” or, collectively, “Taxes” shall mean (i) any and all national, provincial, municipal, local or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes, without limitation, based upon or measured by gross receipts, net income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               “Tax Return” means any return, report, information return or other document (including any related or supporting information, any schedule or attachment thereto, and any amendment thereof) filed or required to be filed with any federal, foreign, state or local taxing authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.
               “Taxing Authority” shall mean any Governmental Entity exercising any Taxing authority or Tax regulatory authority or indirect reporting authority to any Governmental Entity exercising any Taxing authority or Tax regulatory authority.
               “Terms and Conditions” shall mean any and all of the visitor terms and conditions published on the Company Sites governing Individuals’ use of and access to the Company Sites.
               “Third Party Expenses” shall have the meaning set forth in Section 6.5.
               “Third Party Privacy Obligations” shall have the meaning set forth in Section 3.19(b).
               “Trademarks” shall mean all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor.
               “Trading Price” shall mean the average closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange for the ten (10) consecutive trading days ending on the day before the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
               “Transactions” shall have the meaning set forth in the recitals to this Agreement.
               “Transfer Taxes” shall mean all sales, use, gross receipts, registration, transfer, stamp duty, and similar Taxes and notarial fees.
               “Unvested Shares” shall have the meaning set forth in Section 2.6(d).
               “Virginia Employees” shall have the meaning set forth in Section 6.12(a).
               “Warrant Consideration” shall mean with respect to each share of (i) IM Common Stock issuable under a particular Company Warrant, an amount equal to the excess, if any, of (x) the IM Common Per Share Consideration over (y) the exercise price payable in respect of such share of IM Common Stock issuable under such Company Warrant, (ii) MW Common Stock issuable under a particular Company Warrant, an amount equal to the excess, if any, of (x) the MW Common Per Share Consideration over (y) the exercise price payable in respect of such share of MW Common Stock issuable under such Company Warrant, (iii) Series B-1 Preferred Stock issuable under a particular Company Warrant, an amount equal to the excess, if any, of (x) the Series B-1 Liquidation Value over (y) the exercise price payable in respect of such share of Series B-1 Preferred Stock issuable under such Company Warrant, (iv) Series C Preferred Stock issuable under a particular Company Warrant, an amount equal to the excess, if any, of (x) (A) the Series C Liquidation Value plus (B) the IM Common Per Share Consideration over (y) the exercise price payable in respect of such share of Series C Preferred Stock issuable under such Company Warrant and (v) Series C-1 Preferred Stock issuable under a particular Company Warrant, an amount equal to the excess, if any, of (x) the MW Common Per Share Consideration over (y) the exercise price payable in respect of such share of Series C-1 Preferred Stock issuable under such Company Warrant (it being understood that if the exercise price payable in respect of any such Company Warrant exceeds the consideration payable pursuant to this Agreement, the Warrant Consideration in respect of such Company Warrant shall be zero).
               “Working Capital” shall mean the difference between (x) the sum of the amounts shown in the line items from Company’s consolidated balance sheets listed on Schedule 2.11 under “Current Assets”, and (y) the sum of the amounts shown in the line items from Company’s consolidated balance sheets listed on Schedule 2.11 under “Current Liabilities”, including a provision for all Taxes that may be imposed on the Company or any Subsidiary, for the period between the Balance Sheet Date and the Closing Date, the aggregate amount of all change of control payments to Employees and other employee benefits, severance or tax gross up obligations triggered solely by the Merger (excluding any such obligations triggered by any termination of Employees by Parent following the Closing Date) and all of the Third Party Expenses incurred by the Company in connection with the Transactions, and as otherwise calculated in accordance with this Agreement. For purposes of this Agreement, such Current Assets and Current Liabilities shall be calculated in accordance with this Agreement (including Schedule 2.11 and Section 2.11(c)) and with GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Balance Sheet.
               “Working Capital Escrow Account” shall mean the account into which the Working Capital Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in Section 2.11(b) and in the Escrow Agreement.
               “Working Capital Escrow Amount” shall mean the amount by which the Estimated Working Capital is greater than the Working Capital Target, together with any dividends, interest, gains and other distributions on such amount; provided, however, that in no event shall the Working Capital Escrow Amount exceed fifty percent (50%) of the Working Capital Target.
               “Working Capital Target” shall mean Thirty-One Million One Hundred Forty-Two Thousand Nine Hundred Twenty-Eight Dollars ($31,142,928).
               “Working Capital Threshold Amount” shall mean an amount equal to one hundred twenty percent (120%) of the Working Capital Target.
               “WWW” shall mean world wide web.

ARTICLE II
THE MERGER
     2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”
     2.2 Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by the Company and Parent prior to the Closing (as defined below), and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date. Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and Plan of Merger (as the same may be amended from time to time in accordance with the terms hereof) and the Certificate of Merger. The closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, Embarcadero Center West, 275 Battery Street, Suite 2600, San Francisco, California, at a time and date to be specified by the parties hereto, which shall be no earlier than October 1, 2006, and no later than five (5) Business Days after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions, which by their terms, are to be satisfied or waived on the Closing Date), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).
     2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
     2.4 Certificate of Incorporation and Bylaws of Surviving Corporation. (a) Certificate of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 6.13, until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation; provided, however, that as of the Effective Time the Certificate of Incorporation shall provide that the name of the Surviving Corporation is “Mobile 365, Inc.”
          (b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Bylaws of the Surviving Corporation

shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 6.13, until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to Merger Sub shall be amended to refer to “Mobile 365, Inc.”
     2.5 Directors and Officers of Surviving Corporation.
          (a) Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.
          (b) Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub as of immediately prior to the Effective Time.
     2.6 Effect of Merger on the Capital Stock of the Constituent Corporations.
          (a) Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Company Stockholders, each outstanding share of Company Capital Stock, upon the terms and subject to conditions set forth in this Agreement, including, without limitation, this Section 2.6, the escrow provisions set forth in Article VIII, and the adjustment provisions set forth in Section 2.11, will be canceled and extinguished and be converted automatically into the right to receive the consideration as set forth below, payable in each case without interest to the Company Stockholders, upon surrender of the Certificate representing such shares of Company Capital Stock in the manner provided in Section 2.10 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10(h)):
               (i) each share of Series A Preferred Stock (other than any Series A Preferred Stock to be cancelled pursuant to Section 2.6(b) and any Dissenting Shares) will be converted automatically into an amount of cash equal to the IM Common Per Share Consideration;
               (ii) each share of Series B Preferred Stock (other than any Series B Preferred Stock to be cancelled pursuant to Section 2.6(b) and any Dissenting Shares) will be converted automatically into an amount of cash equal to (i) the Series B Liquidation Value plus (ii) the Series B Dividend Amount plus (iii) the IM Common Per Share Consideration;
               (iii) each share of Series C Preferred Stock (other than any Series C Preferred Stock to be cancelled pursuant to Section 2.6(b) and any Dissenting Shares) will be converted automatically into an amount of cash equal to (i) the Series C Liquidation Value plus (ii) the Series C Dividend Amount plus (iii) the IM Common Per Share Consideration;
               (iv) each share of Series D Preferred Stock (other than any Series D Preferred Stock to be cancelled pursuant to Section 2.6(b) and any Dissenting Shares) will be converted automatically into an amount of cash equal to (i) the Series D Liquidation Value plus (ii) the Series D Dividend Amount plus (iii) the IM Common Per Share Consideration;
               (v) each share of IM Common Stock (other than any IM Common Stock to be cancelled pursuant to Section 2.6(b) and any Dissenting Shares) will be converted automatically into an amount of cash equal to the IM Common Per Share Consideration;
               (vi) each share of Series A-1 Preferred Stock (other than any Series A-1 Preferred Stock to be cancelled pursuant to Section 2.6(b) and any Dissenting Shares) will be converted automatically into an amount of cash equal to the Series A-1 Liquidation Value;
               (vii) each share of Series B-1 Preferred Stock (other than any Series B-1 Preferred Stock to be cancelled pursuant to Section 2.6(b) and any Dissenting Shares) will be converted automatically into an amount of cash equal to the Series B-1 Liquidation Value;
               (viii) each share of Series C-1 Preferred Stock (other than any Series C-1 Preferred Stock to be cancelled pursuant to Section 2.6(b) and any Dissenting Shares) will be converted automatically into an amount of cash equal to the MW Common Per Share Consideration;
               (ix) each share of Series D-1 Preferred Stock (other than any Series D-1 Preferred Stock to be cancelled pursuant to Section 2.6(b) and any Dissenting Shares) will be converted automatically into an amount of cash equal to the MW Common Per Share Consideration; and
               (x) each share of MW Common Stock (other than any MW Common Stock to be cancelled pursuant to Section 2.6(b) and any Dissenting Shares) will be converted automatically into an amount of cash equal to the MW Common Per Share Consideration.
For purposes of calculating the amount of cash issuable to each Company Stockholder pursuant to this Section 2.6(a), all shares of Company Capital Stock held by each Company Stockholder shall be aggregated, and the aggregate amount of cash issuable to each Company Stockholder shall be rounded (up or down) to the nearest whole cent; provided, however, that in no event shall the maximum amount of cash issuable pursuant to the Merger exceed the Merger Consideration (other than to the extent attributable to any such rounding).
          (b) Cancellation of Treasury and Parent-Owned Shares. Each share of Company Capital Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.
          (c) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.
          (d) Unvested Shares. If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, early exercise purchase agreement, or other agreement with the Company (“Unvested Shares”), then the consideration payable in respect of such shares in accordance with Section 2.6(a) shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. To the extent Unvested Shares are being held under an escrow arrangement, or the Company has rights to require such Unvested Shares to be held under an escrow arrangement, then the consideration payable in respect of such Unvested Shares pursuant to this Agreement shall be held by Parent or its designee under a similar escrow arrangement.
     2.7 Treatment of Company Options; Treatment of Company Warrants.
          (a) At the Effective Time, each holder of a vested, unexpired, unexercised and outstanding Company Option, by virtue of the Merger without any action on the part of the holder, shall be entitled to receive in exchange for the cancellation of such Company Option a cash amount equal to the Option Consideration for each share of IM Common Stock or MW Common Stock, as applicable (it being understood that with respect to a Company Option held by a person whose employment by the Company was terminated prior to the Effective Time, Option Consideration shall only be paid with respect to the portion of such Company Option that was outstanding immediately prior to the Effective Time and was vested as of the time such person’s employment relationship with the Company terminated; provided, however, that notwithstanding anything in this Agreement to the contrary, each Company director who holds a Company Option and who resigns in connection with the Merger (whether or not prior to the Effective Time) shall be deemed for purposes of such Company Option and this Agreement to have terminated his service for “Good Reason” (as defined in the applicable Plan or stock option agreement) immediately prior to the Effective Time for purposes of any acceleration of vesting to which such director may be entitled to under his Company Option in connection with a termination for Good Reason in connection with a change of control). All amounts payable pursuant to this Section 2.7(a) shall be subject to and reduced by the amount of any withholding contemplated by Section 2.10(e). The Company shall, prior to the Effective Time, take all necessary actions (including adopting any necessary resolutions of the Board and/or a committee of the Board or providing all required notices and obtaining any required consents) to ensure that all outstanding Company Options are treated as provided for in Section 2.7(a) or Section 2.7(b) and that all Plans are terminated immediately prior to the Effective Time, and no holder of any such Company Option or participant in any such Plan shall have any rights thereafter with respect thereto except as expressly provided in this Section 2.7(a) or Section 2.7(b). Parent shall pay or cause the Surviving Corporation to pay any amounts due pursuant to this Section 2.7(a) as soon as reasonably practicable, and in any event within thirty (30) days, after the Effective Time (less amounts to be placed into the Escrow Account and the Stockholder Representative Fund as set forth in Section 2.9(d) hereof).

          (b) As soon as practicable following the Closing but effective as of the Effective Time, each unvested, unexpired, unexercised and outstanding Company Option shall be assumed by Parent as a Parent Option. Except as otherwise set forth in this Agreement, each Company Option so assumed by Parent pursuant to this Section 2.7(b) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Plan and the option agreements relating thereto, as in effect immediately prior to the Effective Time, except that (a) such assumed Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of IM Common Stock or MW Common Stock, as applicable, that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per share of IM Common Stock or MW Common Stock, as applicable, at which such assumed Company Option was exercisable immediately prior to the Closing Date by the Option Exchange Ratio, rounded up to the nearest whole cent; provided, however, that the exercise price of the option, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the IRC.
          (c) At the Effective Time, each holder of an unexpired, unexercised and outstanding Company Warrant, by virtue of the Merger without any action on the part of the holder, shall be entitled to receive a cash amount equal to the Warrant Consideration for each share of IM Common Stock, MW Common Stock, Series B-1 Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock, as applicable, that would have been issued upon exercise of such Company Warrant had it been exercised immediately prior to the Effective Time. Each Company Warrant shall be cancelled and terminated as of the Effective Time, and no holder of any such Company Warrant shall have any rights thereafter with respect thereto except as expressly provided in this Section 2.7(c). Any amounts due pursuant to this Section 2.7(c) shall be paid upon surrender of the warrant certificate (a “Warrant Certificate”) representing such Company Warrant in the manner provided in Section 2.10 (less amounts to be placed into the Escrow Account and the Stockholder Representative Fund as set forth in Section 2.9(d) hereof).
     2.8 Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares of Company Capital Stock in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the consideration payable in respect of such shares in accordance with Section 2.6(a). Such Company Stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of Section 262, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Capital Stock under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the consideration payable in respect of such shares in accordance with Section 2.6(a), without any interest thereon, upon surrender, in the manner provided in Section 2.10.
          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent (with the approval of the Stockholder Representative in accordance with Article VIII) (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with Section 2.6(a) (and subject to the provisions of Section 8.2) or (ii) incurs any other reasonable costs or expenses in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII the amount of such Dissenting Share Payments without regard to the Basket Amount.
     2.9 Payments at Closing.
          (a) Notwithstanding Section 2.6(a), the Escrow Amount and, if applicable, the Working Capital Escrow Amount, shall be withheld from the aggregate amount payable to the Company Stockholders, the holders of vested Company Options and the holders of Company Warrants (collectively, the “Company Indemnifying Parties”) in respect of their Company Capital Stock, vested Company Options and Company Warrants, as applicable, pursuant to Sections 2.6, 2.7(a) and 2.7(c), as the case may be.
          (b) At Closing, Parent will make the following payments:
               (i) if applicable, to the Working Capital Escrow Account, by wire transfer of immediately available funds, an amount equal to the Working Capital Escrow Amount, which shall be managed and paid out by the Escrow Agent in accordance with the terms of Section 2.11 and of the Escrow Agreement;
               (ii) to the Escrow Account, by wire transfer of immediately available funds, an amount equal to the Escrow Amount and the Stockholder Representative Fund, which Escrow Amount shall be managed and paid out by the Escrow Agent in accordance with the terms of Article VIII and the Escrow Agreement and which Stockholder Representative Fund shall be managed and paid out by the Escrow Agent in accordance with the terms of Section 8.5 hereof and the Escrow Agreement;
               (iii) the aggregate amount payable to the Company Stockholders at Closing pursuant to Section 2.6(a) and holders of Company Warrants pursuant to Section 2.7(c) to an account in the name of the Payment Agent, that is designated in writing by the Stockholder

Representative not less than three (3) Business Days prior to Closing, by wire transfer of immediately available funds.
          (c) Upon (i) receipt by the Payment Agent of the amount set forth in Section 2.9(b)(iii), (ii) receipt by the holders of Company Options of the Option Consideration pursuant to Section 2.7(a) and (iii) receipt by Escrow Agent of the Escrow Amount, the Stockholder Representative Fund and, if applicable, the Working Capital Escrow Amount, Parent shall be deemed to have satisfied its obligations to make payments pursuant to this Agreement other than (A) its obligation to make any payments required by Section 2.11 and (B) its obligation to make payments to the holders of Dissenting Shares, if any, following the Effective Time.
          (d) The portion of the Escrow Amount contributed by each Company Indemnifying Party shall be an amount equal to (x) such Company Indemnifying Party’s Pro Rata Portion multiplied by (y) the Escrow Amount. The portion of the Stockholder Representative Fund contributed by each Company Indemnifying Party shall be an amount equal to (x) such Company Indemnifying Party’s Pro Rata Portion multiplied by (y) the Stockholder Representative Fund. Without any act of any Company Indemnifying Party, each Company Indemnifying Party will be deemed to have received the full consideration payable in respect of its securities in accordance with Section 2.6(a), Section 2.7(a) and Section 2.7(c) and to have deposited with the Escrow Agent an amount equal to (x) such Company Indemnifying Party’s Pro Rata Portion multiplied by (y) the Escrow Amount, as security for the indemnity provided for in Article VIII and as security for any amount payable pursuant to Section 2.11(b)(iii).
     2.10 Surrender of Certificates.
          (a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the “Payment Agent”) for the holders of shares of Company Capital Stock to receive the funds to which holders of shares of Company Capital Stock shall become entitled pursuant to Section 2.6(a). Such funds shall be invested by the Payment Agent in accordance with the Escrow Agent’s obligations pursuant to Section 8.3(e).
          (b) Payment Procedures. Promptly after the Effective Time (and in any event no later than five (5) Business Days after the later of (i) the Effective Time and (ii) the date the Payment Agent receives the Spreadsheet and confirms that it has received all other information it reasonably requested in order to make the payments pursuant to Section 2.6 and Section 2.7(c)), Parent shall cause the Payment Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates, which immediately prior to the Effective Time represented the outstanding shares of Company Capital Stock converted into the right to receive the consideration payable in respect of such shares in accordance with Section 2.6(a) (together with the Warrant Certificates, the “Certificates”), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable in respect of such securities in accordance with Section 2.6(a) and Section 2.7(c). Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by

Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the consideration payable in respect of such securities in accordance with Section 2.6(a) and Section 2.7(c), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the consideration payable in respect of such securities in accordance with Section 2.6(a) and Section 2.7(c). Promptly following surrender of any such Certificates, the Payment Agent shall deliver to the record holders thereof, without interest, the consideration payable in respect of such securities in accordance with Section 2.6(a) and Section 2.7(c).
          (c) Payments with respect to Unsurrendered Shares; No Liability. At any time following the 180th day after the Effective Time, the Surviving Corporation shall be entitled to require the Payment Agent to deliver to it any funds which had been made available to the Payment Agent and not disbursed to holders of shares of Company Capital Stock and Company Warrants (including, without limitation, all interest and other income received by the Payment Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Payment Agent shall be liable to any holder of a share of Company Capital Stock or of a Company Warrant for any consideration delivered in respect of such share of Company Capital Stock or such Company Warrant to a public official pursuant to any abandoned property, escheat or other similar law.
          (d) Transfers of Ownership. If the payment of the consideration payable in respect of shares of Company Capital Stock in accordance with Section 2.6(a) or Company Warrants in accordance with Section 2.7(c) is to be paid to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer (including without limitation, if requested by Parent or the Payment Agent, a medallion guarantee), and that the persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not applicable.
          (e) Required Withholding. Unless otherwise withheld or deducted by the Company, each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Capital Stock, Company Options or Company Warrants such amounts as may be required to be deducted or withheld therefrom under the IRC or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

          (f) Adjustments. If during the period from the date of this Agreement through the Effective Time, any change in the outstanding shares of Company Capital Stock or securities convertible or exchangeable into or exercisable for shares of Company Capital Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Capital Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the consideration payable in respect of such shares in accordance with Section 2.6(a) shall be appropriately adjusted to reflect such change.
          (g) No Further Ownership Rights in Shares. Payment of the consideration pursuant to Section 2.6(a) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
          (h) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the consideration payable in respect of such shares in accordance with Section 2.6(a); provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     2.11 Adjustments to the Merger Consideration.
          (a) Working Capital and Long-Term Debt Balance Adjustments.
               (i) No later than three (3) Business Days prior to the Closing, the Company shall cause to be prepared and delivered to Parent a certificate signed by the Chief Financial Officer of the Company attaching a reasonable and good faith estimate of the Working Capital as of fifteen (15) Business Days prior to the Closing (but including an estimation of Third Party Expenses as of the Closing) (the “Estimated Working Capital”) and the Long-Term Debt Balance as of the Closing (the “Closing Long-Term Debt Balance,” and which estimate shall be the “Estimated Long-Term Debt Balance”). The Estimated Working Capital and Estimated Long-Term Debt Balance shall be determined in accordance with this Agreement, including Schedule 2.11 and Section 2.11(c), and, in the case of Estimated Working Capital, shall be in the same form as the Form Working Capital Statement. Upon delivery of the Estimated Working Capital and the Estimated Long-Term Debt Balance to Parent, the Company shall provide Parent and its representatives with reasonable access to the Employees, agreements and books and records of the Company to verify the accuracy of such amounts. The Merger Consideration payable at the Closing shall either be (i) increased on a dollar for dollar basis by the amount, if any, by which the Estimated

Working Capital is greater than the Working Capital Target or (ii) reduced on a dollar for dollar basis by the amount, if any, by which the Estimated Working Capital is less than the Working Capital Target; provided, however, that if the Estimated Working Capital is greater than the Working Capital Threshold Amount, (x) the Merger Consideration shall not be adjusted at Closing pursuant to this Section 2.11(a)(i), (y) the Working Capital Escrow Amount shall be deposited with the Escrow Agent pursuant to Section 2.9(b)(i) and (z) any adjustments to the Merger Consideration based on the Closing Working Capital shall only be made after the Closing Date pursuant to Section 2.11(b)(i); provided, further, that if the amount by which the Estimated Working Capital is greater or less than the Working Capital Target is less than $100,000, then for purposes of this section, no adjustment shall be made to the Merger Consideration. In addition, the Merger Consideration payable at the Closing shall either be (i) decreased on a dollar for dollar basis by the amount, if any, by which the Estimated Long-Term Debt Balance is greater than the Long-Term Debt Balance Target or (ii) increased on a dollar for dollar basis by the amount, if any, by which the Estimated Long-Term Debt Balance is less than the Long-Term Debt Balance Target.
               (ii) Parent shall cause to be prepared and, as soon as practical, but in no event later than ninety (90) days after the Closing Date, shall cause to be delivered to the Stockholder Representative, a calculation of the Working Capital as of the Closing (the “Closing Working Capital”) and the Closing Long-Term Debt Balance (the “Closing Statement”) together with such schedules and data with respect to the determination thereof as may be appropriate to support such Closing Statement. The Closing Working Capital and the Closing Long-Term Debt Balance shall be determined in accordance with this Agreement, including Schedule 2.11 and Section 2.11(c), and, in the case of Closing Working Capital, shall be in the same form as the Form Working Capital Statement. If Parent does not deliver the Closing Statement to the Stockholder Representative within ninety (90) days after the Closing Date, then the Stockholder Representative, with the reasonable assistance of those employees of the Surviving Corporation performing the functions of Chief Financial Officer or the Vice President of Finance and those individuals who, directly or indirectly, report to the Chief Financial Officer or the Vice President of Finance along with any other advisers the Stockholder Representative may reasonably engage (collectively, the “Finance Employees”), may prepare and present the Closing Statement within an additional ninety (90) days. If the Stockholder Representative prepares the Closing Statement in accordance with the immediately preceding sentence, then, with respect to such statement or notice, all references in this Section 2.11(a) to the Stockholder Representative and Parent, respectively, shall be read as references to Parent and the Stockholder Representative, respectively. Following the Closing, the Surviving Corporation shall provide the Stockholder Representative and the Finance Employees who are assisting the Stockholder Representative in the preparation of the Closing Statement, if applicable, with full and complete access to the records of the Surviving Corporation, solely for the purpose of preparing the Closing Statement in accordance with this Agreement, all to the extent deemed reasonably necessary by the Stockholder Representative and in a manner not unreasonably disruptive to the Surviving Corporation’s business. Parent agrees that, following the Closing through the date that the Closing Working Capital and the Closing Long-Term Debt Balance become final and binding on the parties hereto in accordance with the terms of this Agreement, it will not take, and will not permit the Surviving Corporation to take, any actions with respect to any accounting books, records, policies or procedures on which the Closing Working Capital and the Closing Long-Term Debt Balance are to be based or derived from that would materially impede or delay, or otherwise make unavailable information required for, the determination of the Closing

Working Capital or the Closing Long-Term Debt Balance in the manner and utilizing the methods required by this Agreement. The Closing Working Capital shall reflect as a prepaid expense or accrued, reserved or actual liability an amount equal to the full amount of the unpaid Pre-Closing Taxes of the Company as of the Closing Date, whether or not then due or payable.
               (iii) If the Stockholder Representative disagrees in whole or in part with the Closing Statement, then within thirty (30) days after its receipt of the Closing Statement, it shall notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement; provided, however, that any such objection shall be limited to any failure on the part of Parent to prepare the Closing Statement in accordance with the standards set forth in this Section 2.11(a) and to mathematical or similar errors. To be effective, any such Notice of Disagreement shall include a copy of the Closing Statement marked to indicate those specific line items that are in dispute (the “Disputed Line Items”) and shall be accompanied by the Stockholder Representative’s calculation of each of the Disputed Line Items and the Stockholder Representative’s revised Closing Statement setting forth its determination of the Closing Working Capital and the Closing Long-Term Debt Balance, as the case may be. To the extent the Stockholder Representative provides a Notice of Disagreement within such 30-day period, all items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of such Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Line Item by Parent. In the event that the Stockholder Representative does not provide a Notice of Disagreement within such 30-day period, the Stockholder Representative shall be deemed to have accepted in full the Closing Statement as prepared by Parent, which shall be final, binding and conclusive for all purposes hereunder. In the event any Notice of Disagreement is timely provided and contains the proper information as aforesaid, Parent and the Stockholder Representative shall use commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. During such 15-day period, Parent and the Stockholder Representative shall have access to the working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Closing Working Capital, the Closing Long-Term Debt Balance and Disputed Line Items. If, at the end of such period, Parent and the Stockholder Representative are unable to resolve such Disputed Line Items, then such Disputed Line Items shall be referred to PricewaterhouseCoopers or, if PricewaterhouseCoopers declines to serve, such other firm selected by the mutual agreement of Parent and Stockholder Representative (the “Settlement Accountants”). Parent and the Stockholder Representative will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountants under this Section 2.11(a)(iii). The Settlement Accountants shall be directed to determine as promptly as practicable (and in any event within thirty (30) days from the date that the dispute is submitted to it), whether the Closing Statement was prepared in accordance with the standards set forth in this Section 2.11(a) and whether and to what extent (if any) the Closing Working Capital or the Closing Long-Term Debt Balance requires adjustment, limiting its review, however, only to the Disputed Line Items so submitted. The Settlement Accountants shall resolve each Disputed Line Item by calculating such Disputed Line Item in accordance with this Agreement and establishing as the final amount of such Disputed Line Item the applicable amount so calculated. The Surviving Corporation and the Stockholder Representative shall each furnish to the Settlement Accountants such work papers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as such Settlement Accountants may reasonably request. The determination of the Settlement Accountants shall be final, conclusive and binding on the parties hereto. The amounts determined to be the Closing Working Capital and the Closing Long-Term Debt Balance pursuant to Section 2.11(a)(ii) and Section 2.11(a)(iii) shall constitute the “Final Working Capital” and the “Final Long-Term Debt Balance.”
               (iv) The fees and expenses of the Settlement Accountants shall be allocated between Parent and the Company Indemnifying Parties in such manner that the Company Indemnifying Parties shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction the numerator of which is the aggregate dollar value of Disputed Line Items submitted to the Settlement Accountants that are resolved in a manner further from the position submitted to the Settlement Accountants by the Stockholder Representative and closer to the position submitted to the Settlement Accountants by Parent (as finally determined by the Settlement Accountants), and the denominator of which is the total dollar value of the Disputed Line Items so submitted, and Parent shall be responsible for the remainder of such fees and expenses and the Stockholder Representative shall be entitled to pay such fees on behalf of the Company Indemnifying Parties from the Stockholder Representative Fund.
          (b) Post Closing Adjustment Amounts.
               (i) After determination of the Final Working Capital and the Final Long-Term Debt Balance, the Merger Consideration shall be, if necessary, further adjusted such that Parent and the Company Stockholders receive or make payments to each other so that, after taking into account any prior payments under Section 2.11(a)(i), each receives or makes payments in an amount exactly equal to the amount that would have been made under Section 2.11(a)(i) if the Estimated Working Capital had equaled the Final Working Capital and the Estimated Long-Term Debt Balance had equaled the Final Long-Term Debt Balance. All payments to be made under this Section 2.11(b)(i) may be made on a net basis taking into account payments received under Section 2.11(a)(i).
               (ii) If a net payment is required to be made by Parent under Section 2.11(b)(i), then Parent shall, or shall cause the Surviving Corporation to, deliver, (A) if applicable (x) written instructions to the Escrow Agent to deliver the amount of such net payment out of the Working Capital Escrow Account to the Payment Agent, and (y) if the Working Capital Escrow Amount is insufficient to make such net payment, an amount equal to the difference between the Working Capital Escrow Amount and such net payment, or (B) if the Working Capital Escrow Account was not established, an amount equal to such net payment, each of (A) and (B) together with interest on such net payment from the Closing Date to the date of payment at the Prime Rate. Each such amount shall be delivered by wire transfer of immediately available funds to the Payment Agent, or to another account designated in written instructions by the Stockholder Representative, for the benefit of the Company Indemnifying Parties.
               (iii) If a net payment is required to be made to Parent under Section 2.11(b)(i), then the Stockholder Representative shall provide written instruction to the Escrow

Agent to deliver from the Escrow Account to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, an amount equal to such net payment, together with interest on such net payment from the Closing Date to the date of payment at the Prime Rate.
               (iv) If there remains a balance in the Working Capital Escrow Account after giving effect to the foregoing payments, then the Stockholder Representative shall provide written instruction to the Escrow Agent to deliver such balance to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.
               (v) Payments pursuant to this Section 2.11(b) shall be deemed adjustments to the Merger Consideration. Upon any payment pursuant to Section 2.11(b)(ii), each of the Company Indemnifying Parties shall be entitled to receive an amount equal to (x) such Company Indemnifying Party’s Pro Rata Portion multiplied by (y) such payment. For purposes of this Section 2.11(b), all computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) elapsed in the period for which such interest is payable. Any payments made pursuant to this Section 2.11(b) shall be made by wire transfer of immediately available funds within ten (10) Business Days after the date on which the Final Working Capital and the Final Long-Term Debt Balance are final and binding on the parties hereto.
          (c) Calculations. Except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Estimated Working Capital, the Estimated Long-Term Debt Balance, the Final Working Capital, the Final Long-Term Debt Balance or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of such calculation. The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement (including Schedule 2.11) expressly conflict with, or are expressly inconsistent with, GAAP in connection with such determination, the terms of this Agreement (including Schedule 2.11) shall control.
     2.12 Escrow Agreement. Prior to the Closing, the Stockholder Representative and Parent shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit C, subject to any administrative changes as may be required by the Escrow Agent (the “Escrow Agreement”).
     2.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub, subject only to such exceptions as are specifically disclosed in writing in the disclosure schedule supplied by the Company to Parent dated as of the date of this Agreement and certified by a duly authorized officer of the Company (the “Disclosure Schedule”), as follows:
     3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as contemplated to be conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it conducts business, except in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse impact on the Company’s business operations. Section 3.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date of this Agreement. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.
     3.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists as of the date of this Agreement of (i) 200,000,000 shares of IM Common Stock, of which 17,288,521 shares are issued and outstanding; (ii) 87,291,733 shares of MW Common Stock, of which 7,081,531 shares are issued and outstanding; (iii) 3,000,000 shares of Series A Preferred Stock, of which 3,000,000 shares are issued and outstanding; (iv) 2,371,925 shares of Series A-1 Preferred Stock, of which 2,371,925 shares are issued and outstanding; (v) 5,652,601 shares of Series B Preferred Stock, of which 5,652,601 shares are issued and outstanding; (vi) 16,644,277 shares of Series B-1 Preferred Stock, of which 15,923,727 shares are issued and outstanding; (vii) 30,692,240 shares of Series C Preferred Stock, of which 28,107,293 shares are issued and outstanding; (viii) 28,037,824 shares of Series C-1 Preferred Stock, of which 27,525,513 shares are issued and outstanding; (ix) 17,203,445 shares of Series D Preferred Stock, of which 17,203,445 shares are issued and outstanding; and (x) 21,930,638 shares of Series D-1 Preferred Stock, of which 21,930,638 shares are issued and outstanding. The capitalization of the Company as of the date of this Agreement is as set forth in Section 3.2(a) of the Disclosure Schedule. The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 3.2(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or bylaws of the Company, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. Except as set forth in Section 3.2(a) of the Disclosure Schedule, there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding. No vesting provisions applicable to Company Options or to any other rights to purchase Company Common Stock will accelerate as a result of the Merger.

          (b) As of the date of this Agreement there are no Unvested Shares outstanding.
          (c) Except for the Plans, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved (i) 1,888,604 shares of IM Common Stock for issuance to Employees and directors of, and consultants to, the Company upon the exercise of Company Options, of which 10,057,213 shares are issuable, as of the date of this Agreement, upon the exercise of outstanding, unexercised Company Options, and (ii) 4,045,049 shares of MW Common Stock for issuance to Employees and directors of, and consultants to, the Company upon the exercise of Company Options, of which 7,378,149 shares are issuable, as of the date of this Agreement, upon the exercise of outstanding, unexercised Company Options. As of the date of this Agreement, an aggregate of (i) 169,000 shares of IM Common Stock, (ii) 798,454 shares of MW Common Stock, (iii) 720,548 shares of Series B-1 Preferred Stock, (iv) 2,584,947 shares of Series C Preferred Stock and (v) 512,311 shares of Series C-1 Preferred Stock are issuable upon the exercise of outstanding Company Warrants. Section 3.2(c) of the Disclosure Schedule sets forth as of the date of this Agreement for each outstanding Company Option and Company Warrant, the name of the holder of such Company Option or Company Warrant, the domicile address of such holder, the number of shares of IM Common Stock, MW Common Stock, Series B Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock, as applicable, issuable upon the exercise of such Company Option or Company Warrant, the exercise price of such Company Option or Company Warrant, the vesting schedule for such Company Option or Company Warrant, including the extent vested to date and whether the vesting of such Company Option or Company Warrant will be accelerated by the Transactions, and whether such Company Option is intended to qualify as an incentive stock option as defined in Section 422 of the IRC. Except for the Company Options, Company Warrants and Company Preferred Stock listed in Section 3.2(a) or Section 3.2(c) as described in Section 3.2 of the Disclosure Schedule, and except for the exercise after the date of this Agreement of Company Options and Company Warrants and the granting of Company Options as permitted by Section 5.1, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or any of its Subsidiaries or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.
          (d) The allocation of the Merger Consideration set forth in Section 2.6(a) and in the Spreadsheet accurately reflects, and will reflect as of the Closing Date, the amounts payable with respect to the Company Capital Stock pursuant to the Certificate of Incorporation, in effect as of immediately prior to the Effective Time, and the Spreadsheet, when delivered pursuant to Section 6.17, will be true and correct in all respects.
     3.3 Subsidiaries. Section 3.3 of the Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all the Company’s direct and indirect Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary, the percentage of each Subsidiary’s outstanding capital stock or other equity interests owned by the Company or another Subsidiary of the Company, the names and titles of each of the officers and directors for each Subsidiary, and a notation of any officer or director vacancies at any Subsidiary. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it conducts business, except in such jurisdictions where the failure to be so qualified or licensed would not have a material impact on the Company’s business operations.
     3.4 Books and Records. The Company has made available to Parent true, correct and complete copies of each document set forth on the Disclosure Schedule, and to the Company’s Knowledge, each other document delivered to Parent in connection with its legal and accounting review of the Company is authentic. Without limiting the foregoing, the Company has provided or made available (by posting to an electronic data room by no later than the execution of this Agreement) to Parent complete and correct copies of (a) all documents identified on the Disclosure Schedule, (b) the Certificate of Incorporation and bylaws or equivalent organizational or governing documents of the Company and each of its Subsidiaries, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board, committees of the Board and stockholders of the Company and each of its Subsidiaries, (d) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and each of its Subsidiaries, and (e) all material permits, orders and consents issued by any regulatory agency with respect to the Company and each of its Subsidiaries, or any securities of the Company and each of its Subsidiaries, and all applications for such permits, orders and consents. The minute books of the Company and each Subsidiary provided or made available to Parent contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company and the respective Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company and its Subsidiaries (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices and (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company and such Subsidiaries.
     3.5 Vote Required. The affirmative vote of Company Stockholders holding (i) at least a majority of the outstanding shares of Company Capital Stock (on an as-converted to Company Common Stock basis) voting together as a single class, and (ii) at least 62.5% of the outstanding shares of Company Preferred Stock (on an as-converted to Company Common Stock basis) voting together as a single class, is the only vote of the holders of any class or series of Company Capital Stock necessary to approve this Agreement and the Transactions, including the Merger and the matters referred to in Section 6.1(b) (such affirmative vote, whether at a meeting of Company Stockholders, however called, or in connection with any written consent of Company Stockholders, shall herein be referred to as the “Stockholder Approval”).
     3.6 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the Merger by the holders of Company Capital Stock as contemplated hereby. This Agreement and the Merger have been unanimously approved by the Board. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.
     3.7 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any material violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Certificate of Incorporation or bylaws of the Company, (ii) any written or oral agreement, contract, subcontract, covenant, instrument, commitment, arrangement or obligation, including any permit, concession, franchise, mortgage, indenture, note, bond, guarantee, indemnity, warranty, lease, sublease, license, sublicense, insurance policy, benefit plan, purchase or sale order, option or warrant (each a “Contract” and collectively the “Contracts”) to which the Company or any of its properties or assets (including intangible assets) is subject, which Contracts involve amounts in excess of $50,000 or which Conflicts would reasonably be expected to result in potential liabilities in excess of $50,000, (iii) any judgment, order or decree against the Company or any of its properties or assets, or (iv) any statute, law, ordinance, rule or regulation applicable to the Company or any of its properties (tangible and intangible) or assets, except with respect to any statutes, laws, ordinances, rules or regulations in China or in any jurisdiction other than a Key Jurisdiction where such Conflict would not have a material adverse impact on the Company’s business operations or otherwise result in material liability to the Company.
     3.8 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any Contract with the Company involving amounts in excess of $50,000 (so as not to trigger any Conflict), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of Notification and Report Forms with the FTC and the Antitrust Division of the DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act, and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified on Section 6.2 of the Disclosure Schedule, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (v) the adoption of this Agreement and approval of the Transactions by the Company Stockholders.
     3.9 Company Financial Statements.
          (a) The Company has delivered to Parent copies of consolidated financial statements, as set forth in Section 3.9(a) of the Disclosure Schedule, consisting of an unaudited balance sheet of the Company at March 31, 2006 (the “Balance Sheet”) and the related unaudited statement of income for the year ended March 31, 2006 (collectively, the “Financials”). The statements of income included in the Financials do not contain any material items of nonrecurring revenue or any other income not earned in the ordinary course of business except as expressly specified therein. Except as set forth in Section 3.9(a) of the Disclosure Schedule, the Financials are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a basis consistent throughout the periods indicated and consistent with each other (except that the Financials do not contain footnotes and are subject to normal year-end audit adjustments which are not expected to be material to the Financials taken as a whole). Except as set forth in Section 3.9(a) of the Disclosure Schedule, the Financials present fairly the Company’s financial condition and operating results as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which are not material to the Financials taken as a whole.
          (b) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) that funds received and allocated to content providers on behalf of the Company’s customers are separately identifiable, allocated correctly to their beneficiaries and are safeguarded. Except as set forth in Section 3.9(b) of the Disclosure Schedule, neither the Company, nor to the Knowledge of the Company, any current or former Employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former Employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company nor, to the Knowledge of the Company, any director, officer, Employee, auditor, accountant or representative of the Company has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements, including the Financials. No attorney representing the Company, whether or not employed by the Company, has reported to the Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, Employees or agents. To the Company’s Knowledge, except as set forth in Section 3.9(b) of the Disclosure Schedule, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could materially and adversely affect the Company’s ability to record, process, summarize and report financial data. Since March 31, 2006, there has been no change in the Company’s accounting policies, other than those required under GAAP.
          (c) Section 3.9(c) of the Disclosure Schedule sets forth the names of the account owner, account number, account type, account balance as of the Balance Sheet Date and the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.
     3.10 No Undisclosed Liabilities. Except as set forth in Section 3.10 of the Disclosure Schedule, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other, that is required to be reflected in financial statements in accordance with GAAP or that was considered by the Company under Financial Accounting Standards No. 5 without giving effect to the probability test thereof, which individually or in the aggregate (i) has not been reflected in the Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date.
     3.11 No Changes. Except as set forth in Section 3.11 of the Disclosure Schedule since the Balance Sheet Date and through the date of this Agreement, (i) the business of the Company has been conducted in the ordinary course consistent with past practice, and (ii) the Company has not taken any of the actions set forth in subsections (a), (b), (d), (e), (f), (h), (p), (q), (r) or (s) of Section 5.1. Since the Balance Sheet Date, there has occurred no change, event, development, effect or circumstance which has had or would have a Material Adverse Effect.
     3.12 Compliance with Laws. The Company has complied in all material respects with, is not in violation in any material respect of, and has not received any written, or to the Company’s Knowledge, oral notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

     3.13 Export Control Laws. The Company has conducted its export transactions in all material respects in accordance with applicable provisions of United States and applicable foreign export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:
          (a) the Company has obtained all material export licenses and other approvals required for its exports of products, software and technologies from the United States;
          (b) the Company is in compliance in all material respects with the terms of all applicable export licenses or other approvals;
          (c) there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such export licenses or other approvals;
          (d) to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims; and
          (e) no material consents or approvals for the transfer of export licenses to Parent are required, except for such consents and approvals that can be obtained expeditiously without material cost.
     3.14 Governmental Authorization. The Company holds each material consent, license, permit, grant or other authorization which is required for (i) the operation of the Company’s business as currently conducted or (ii) the holding of any of the Company’s properties or assets, except, in each case, where the failure to have any such consents, licenses, permits, grants or authorizations would not have a material adverse impact on the Company’s business operations (collectively, “Company Authorizations”) or otherwise result in material liability to the Company. Each of the Company Authorizations are in full force and effect.
     3.15 Litigation. Except as set forth in Section 3.15 of the Disclosure Schedule, as of the date of this Agreement, there is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors. Except as set forth in Section 3.15 of the Disclosure Schedule, to the Knowledge of the Company, no action, suit, claim or proceeding is reasonably likely to be asserted against the Company. None of the matters set forth in Section 3.15 of the Disclosure Schedule is reasonably expected to have a Material Adverse Effect. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors (in their capacities as such) by or before any Governmental Entity. To the Knowledge of the Company no investigation or other proceeding is reasonably likely to be asserted, except as would not have a material adverse impact on the Company’s business operations. The Company has not received written, or to the Knowledge of the Company, oral notice, in the three (3) year period prior to the date of this Agreement, that a Governmental Entity has challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as contemplated to be conducted. No representation is made hereunder with respect to the matter set forth in item 1 of Schedule 8.2(a)(iv).
     3.16 Tax Matters.
          (a) Except as set forth on Section 3.16(a) of the Disclosure Schedule, the Company and each of its Subsidiaries has timely filed all Tax Returns required to be filed, and all such Tax Returns were when filed true, correct and complete in all material respects. Except as set forth on Section 3.16(a) of the Disclosure Schedule, the Company and each of its Subsidiaries has timely paid all Taxes which are due and payable. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Tax Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any of the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction.
          (b) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, stockholder or other third party (whether domestic or foreign).
          (c) As of the Balance Sheet Date, neither the Company nor any of its Subsidiaries had any liabilities for unpaid Taxes which had not been accrued or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise. The Closing Working Capital shall reflect as a pre-paid expense, or accrued, reserved or actual liability an amount equal to the full amount of the unpaid Pre-Closing Taxes of the Company as of the Closing Date, whether or not then due or payable.
          (d) Neither the Company nor any of its Subsidiaries has received written notice of any proposed or determined Tax deficiency or assessment from any Tax Authority. As of the date of this Agreement there are no audits, examinations, requests for information or other administrative proceedings pending or, based on written notice, threatened with respect to any of the Company or its Subsidiaries. No material issues relating to Taxes of the any of the Company or its Subsidiaries were raised by the relevant Tax Authority in any completed audit or examination. The Company has delivered or made available to Parent true and complete copies of federal, state and local income Tax Returns of the Company and each of its Subsidiaries for the years ended March 31, 2003, 2004 and 2005, and true and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries or any predecessor, with respect to Taxes. None of the Company, any of its Subsidiaries or any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or has made any request in writing for any such extension or waiver.
          (e) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and its Subsidiaries, and, after the Closing Date, none of the Company and its Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date

          (f) Except for the affiliated group of which the Company is the common parent, each of the Company and its Subsidiaries is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the IRC (or any similar provision of state, local or foreign law) or any group that has filed a combined, consolidated or unitary Tax Return. Neither the Company nor any of its Subsidiaries has liability for the Taxes of any person other than the Company and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, or (iii) by contract.
          (g) Neither the Company nor any of its Subsidiaries has distributed any corporation in a transaction intended to qualify under Section 355 of the IRC within the past two years, nor has the Company or any of its Subsidiaries been distributed in a transaction intended to qualify under Section 355 of the IRC within the past two years.
          (h) There are no Liens for Taxes upon any property or asset of the Company or any of its Subsidiaries, except for (i) Liens for Taxes not yet delinquent or (ii) Liens for Taxes contested in good faith and reserved against in accordance with GAAP and reflected in the Company’s audited financial statements. The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes, if adversely determined, would result in any Lien on the assets of the Company or any of its Subsidiaries.
          (i) Neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) or any other transaction requiring disclosure under analogous provisions of state, local or foreign law. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC.
          (j) There is no limitation on the utilization by the Company or any of its Subsidiaries of their net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the IRC (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement) or as set forth in Section 3.16(j) of the Disclosure Schedule.
          (k) Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the IRC.
          (l) Except as set forth on Section 3.16(l) of the Disclosure Schedule, no payment or benefit which will or may be made by the Company with respect to any Employee will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the IRC. There is no Company Employee Plan to which the Company is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the IRC. Section 3.16(l) of the Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the IRC and the regulations promulgated thereunder) as determined as of the date of this Agreement, and the calculations and supporting data upon which the Company based its determination that such persons are “disqualified individuals.”
          (m) As of the date hereof and immediately after the Closing, none of the Company Options granted under the Plans provides for a deferral of compensation within the meaning of Section 409A of the IRC and all applicable IRS guidance promulgated thereunder, or are otherwise subject to the requirements of Section 409A(a)(2) of the IRC. In the event Section 409A were to apply to the Plans and the Company Options, the Plans and each Company Option have been operated in good faith compliance with Section 409A of the IRC and all applicable IRS guidance promulgated thereunder.
          (n) The Closing Working Capital shall reflect as a pre-paid expense or accrued, reserved or actual liability an amount equal to the full amount of the unpaid Pre-Closing Income Taxes of the Company as of the Closing, whether or not then due or payable.
     3.17 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.
          (a) The Company does not own any real property, nor has Company ever owned any real property. Section 3.17(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).
          (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.
          (c) Section 3.17(c) of the Disclosure Schedule lists all items of equipment owned or leased by the Company with a historical cost in excess of $100,000 as of the date of this Agreement. All of the equipment owned or leased by the Company and used in its business, taken as a whole, is (i) adequate for the conduct of the business of the Company as of the date of this Agreement except for capital expenditures needed to meet future capacity demands in the ordinary course of business, and (ii) in good operating condition, adequately maintained, subject to normal wear and tear.
          (d) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No person other than the Company possesses any claims or rights with respect to use of the Customer Information.

     3.18 Intellectual Property.
          (a) Section 3.18(a) of the Disclosure Schedule contains a complete and accurate list of all Company Products as of the date of this Agreement. No software or Company-Licensed IP is distributed or licensed to customers as part of any Company Product, except the Company distributes the Mobile 365 MM7 API Software to customers in conjunction with certain Company Product offerings. The Mobile 365 MM7 API Software does not contain any Company-Licensed IP except (i) certain components licensed under Open Source Licenses as specifically identified as being in this Software in Section 3.18(j) of the Disclosure Schedule, and (ii) certain components that are currently commercially available to any customer willing to pay the standard price, if there is any charge, where the standard price that the Company has paid or for which the Company will or reasonably expects to pay is less than $100,000 during the year following the Closing Date; and as to those components within the scope of subpart (ii), the Company represents and warrants that it has a valid license for the distribution of such components as part of the Mobile 365 MM7 API Software and a valid license sufficient to authorize all other rights that the Company exercises or that it grants to others with regard to the use of such components in conjunction with the Mobile 365 MM7 API Software.
          (b) The Company is the exclusive owner of all Company Intellectual Property, except (i) Company-Licensed IP and (ii) any Company Intellectual Property owned by any of its Subsidiaries as set forth in Section 3.18(b)(ii) of the Disclosure Schedule, as to which such Subsidiary is the exclusive owner of such Company Intellectual Property.
          (c) All Company-Owned IP was written and created solely by either (i) Employees of the Company acting within the scope of their employment, or (ii) third parties, including consultants to the Company, who have validly and irrevocably assigned all of their rights in such Intellectual Property, including Intellectual Property Rights therein, to the Company. In each case in which the Company has acquired any Intellectual Property or any Intellectual Property Right through an assignment, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer to the Company all rights in and to all such Intellectual Property, including all associated Intellectual Property Rights necessary for the commercial exploitation of such Intellectual Property. No Company-Owned IP was acquired by the Company pursuant to an assignment, except as set forth in subsection (i) or (ii) above so long as such assignments were pursuant to the Company’s standard form of assignment, the current forms of which are attached to Section 3.18(c) of the Disclosure Schedule.
          (d) Except as set forth in Section 3.18(d) of the Disclosure Schedule, all Company-Owned IP will be fully transferable, alienable and licensable by Parent and the Surviving Corporation, without restriction and without payment of any kind to any third party. To the Company’s Knowledge, the Company has not permitted the Company’s rights in the Company-Owned IP to lapse or enter the public domain. Neither the Company nor any of its Subsidiaries have any Knowledge of any facts or circumstances that would render any Company-Owned IP invalid or unenforceable.
          (e) Except as set forth in Section 3.18(e) of the Disclosure Schedule, each item of Company-Owned IP is free and clear of any liens or encumbrances. The Company-Owned IP has not been licensed to any third party.

          (f) Section 3.18(f) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company or any of its Subsidiaries, as of the date of this Agreement (the “Company Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including the PTO) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property. To the Company’s Knowledge, each item of Company Registered Intellectual Property Right is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is valid and subsisting. All necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, Internet, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of applying for, perfecting, prosecuting and maintaining such Registered Intellectual Property Right. Except as set forth in Section 3.18(f) of the Disclosure Schedule, there are no actions that must be taken by the Company or any of its Subsidiaries within one hundred eighty (180) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. Neither the Company nor any of its Subsidiaries have claimed any status in the application for or registration of any Registered Intellectual Property Rights, including “small business status,” that would not be applicable following the Effective Time. Neither the Company nor any of its Subsidiaries have taken, or failed to take, any action in the application for or prosecution of any material Company Registered Intellectual Property that would render such material Company Registered Intellectual Property invalid or unenforceable. To the maximum extent permitted by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company or such Subsidiary with the relevant Governmental Entity.
          (g) The Company and each of its Subsidiaries have taken all steps that are reasonably required to protect the Company’s and such Subsidiaries’ rights in confidential information and trade secrets of the Company or such Subsidiary or provided by any other person to the Company or such Subsidiary. Without limiting the foregoing, the Company and each of its Subsidiaries have and enforce a policy requiring each technical Employee and consultant of the Company and each of its Subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the form set forth in Section 3.18(g) of the Disclosure Schedule, and all current and former Employees and consultants of Company and each of its Subsidiaries who have created or modified any Company Intellectual Property have executed such an agreement assigning all of such Employees’ and consultants’ rights in and to the Company Intellectual Property to the Company or such Subsidiary.
          (h) No Company-Owned IP has been made licensable to third parties under the terms of any Open Source License. The Company and its Subsidiaries have complied with the requirements of all Open Source Licenses for Company-Licensed IP in all material respects.
          (i) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company-Owned IP. To the Company’s Knowledge, no current or former Employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company-Owned IP, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such Employee, consultant or independent contractor was also performing services for the Company or such Subsidiary. Except as set forth on Section 3.18(i) of the Disclosure Schedule, no government, university, college or other educational institution or research center has ownership rights in any Company-Owned IP.
          (j) The Company and each of its Subsidiaries has a valid license to use all Company-Licensed IP used in the Business as currently conducted and as contemplated to be conducted, including without limitation the right to use, pursuant to valid licenses, all data (including personal data of third parties), all software development tools, library functions, operating systems, data bases, compilers and all other third-party software that are used in the operation of the Company and each of its Subsidiaries or that are required to create, modify, compile, operate, maintain or support any software that is Company Intellectual Property. Section 3.18(j) of the Disclosure Schedule lists all of the following as of the date of this Agreement: (i) all Company-Licensed IP used in or reasonably expected to be used in or in conjunction with the Company Products and/or the hosted services offered by the Business (excluding operating system licenses accompanying purchased hardware and excluding software that is currently commercially available to any customer willing to pay the standard price, if there is any charge, but including Open Source Licenses), and (ii) all Company-Licensed IP for which the Company has paid or for which Company will or reasonably expects to pay more than $100,000 during the year following the Closing Date.
          (k) No person who has licensed any Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements, enhancements, or other modifications or derivatives made by or for the Company or any such Subsidiary in such Intellectual Property or Intellectual Property Rights.
          (l) Section 3.18(l) of the Disclosure Schedule contains a list of all industry standards bodies or similar organizations that the Company or any of its Subsidiaries is now or ever was a member or promoter of, or a contributor to, or otherwise participated in and that could require or obligate the Company or any of its Subsidiaries to grant or offer to any other person any license or right to any Company Intellectual Property. The Company has delivered to Parent complete and accurate copies of all Contracts, policies and rules to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to Intellectual Property of each standards body or similar organization. For each such standards body to which the Company or any of its Subsidiaries is now or ever was a member, Section 3.18(l) of the Disclosure Schedule lists any Company Intellectual Property contributed or licensed to such standards body and describes any rights and limitations imposed by such standards body on any such Company Intellectual Property.
          (m) Since August 5, 2004, neither the Company nor any of its Subsidiaries have transferred ownership of any Intellectual Property or Intellectual Property Right that was Company-Owned Intellectual Property to any other person.

          (n) The Company Products (with respect to Patents and Trademarks only, to the Company’s Knowledge) and the operation of the Business as it was previously conducted, is currently conducted, and is contemplated to be conducted, have not, do not and will not (including following any merger of the Surviving Corporation into the Parent) directly, indirectly or contributorily infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has received written, or to the Company’s Knowledge, oral, notice from any person claiming that any Company Product or such operation of the Business directly, indirectly or contributorily infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor, to the Knowledge of the Company, is a claim for infringement, misappropriation, unfair competition or trade practices reasonably likely to be asserted against the Company or any of its Subsidiaries, except as would not have a material adverse impact on the Company’s business operations or otherwise result in material liability to the Company). Neither the Company nor any of its Subsidiaries has obtained any opinion of counsel that any third party Patent directly or indirectly applies to the operation of the Business as previously conducted, currently conducted or contemplated to be conducted, including without limitation with respect to any Company Product. Neither the Company nor any of its Subsidiaries has received any offer to license any third party Intellectual Property Right in the context of any possible need to do so to avoid infringement, or of any third party Patent right whether or not infringement is mentioned.
          (o) Since August 5, 2004, the Company has not brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any Contract involving Intellectual Property against any third party. To the Knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.
          (p) Except as set forth in Section 3.18(p) of the Disclosure Schedule, no Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.
          (q) Except as set forth in Section 3.18(q) of the Disclosure Schedule, the Company’s and each of its Subsidiaries’ use or distribution of any Company Intellectual Property does not violate and has not violated, in any material respect, any law or regulation of any Key Jurisdiction, and to the Company’s Knowledge, any other country or jurisdiction, and neither the Company nor any of its Subsidiaries have received any written, or to the Knowledge of the Company, oral, notice of any violation with respect thereto.
     3.19 Privacy Policies; Third Party Privacy Obligations; Web Site Terms and Conditions.
          (a) Privacy Policies.
               (i) A Privacy Statement is posted and is generally accessible to Individuals on each Company Site. The Company uses commercially reasonable efforts to maintain a hypertext link to a Privacy Statement from the homepage of each Company Site, and the Company uses its commercially reasonable efforts to include a hypertext link to a Privacy Statement from every page of the Company Sites on which personal information is collected from Individuals.
               (ii) A copy of all current versions of the Company’s current Privacy Statement is attached to Section 3.19(a)(ii) of the Disclosure Schedule. The Privacy Statements are accurate and consistent with the Terms and Conditions and the Company’s actual practices with respect to the collection, retention, use and disclosure of Individuals’ personal information.
               (iii) The Company uses commercially reasonable efforts to, and to the Company’s Knowledge, does (i) comply with the Privacy Statements as applicable to any given set of personal information collected by the Company from Individuals; (ii) comply with all applicable privacy laws and regulations regarding the collection retention, use and disclosure of personal information; and (iii) take all commercially reasonable measures to protect and maintain the confidential nature of the personal information provided to the Company by Individuals. The Company uses commercial reasonable efforts to have, and to the Company’s Knowledge it has, adequate technology and procedural measures in place to protect person information collected from individuals against loss, theft and unauthorized access or disclosure. The Company does not knowingly collect information from or target children under the age of thirteen. The Company does not sell, rent or otherwise make available to third parties any personal information submitted by Individuals.
               (iv) Other than as constrained by the Privacy Statements and by applicable laws and regulations, the Company is not restricted in its use and/or distribution of personal information collected by the Company.
               (v) To the Company’s Knowledge, the Company is not a party to any Contract, or subject to any other obligation that, following the date of this Agreement, would prevent Parent and/or its affiliates from using the information governed by the Privacy Statements in a manner consistent with applicable privacy laws and industry standards regarding the disclosure and use of information. No claims or controversies have arisen regarding the Privacy Statements or the implementation thereof or of any of the foregoing.
          (b) Third Party Privacy Obligations. The Company uses commercially reasonable efforts to comply with, and to the Company’s Knowledge, it has complied with, and is not in violation of, any applicable privacy obligations under applicable law or under any Contract to which Company is a party or by which its properties are bound (“Third Party Privacy Obligations”). Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will violate, contravene or conflict with the Third Party Privacy Obligations. The Third Party Privacy Obligations expressly permit the transfer of all personal information collected from Individuals by the Company in connection with the merger or acquisition or sale of all or substantially all of the assets of the Company. No claims or controversies have arisen regarding the Third Party Privacy Obligations or of the implementation thereof or of any of the foregoing.

          (c) Web Site Terms and Conditions. The Terms and Conditions are posted and are generally accessible to Individuals on the Company Sites. No claims or controversies have arisen regarding the Terms and Conditions or the implementation thereof or of any of the foregoing. A copy of the web site Terms and Conditions as of the date of this Agreement are attached in Section 3.19(c) of the Disclosure Schedule.
     3.20 Agreements, Contracts and Commitments.
          (a) Section 3.20(a) of the Disclosure Schedule sets forth the following (collectively, the “Company Contracts”), as of the date of this Agreement:
               (i) all standard form Contracts used by the Company in connection with the sale or license of Company Products in the ordinary course of business since August 5, 2004;
               (ii) all Contracts entered into by the Company in connection with the sale or license of Company Products that provide any exclusive license or exclusive distribution right of any kind, including without limitation with regard to any product, service, market, industry, field of use or geographic territory;
               (iii) all Contracts entered into by the Company with Significant Customers or Significant Suppliers;
               (iv) all Contracts entered into by the Company in connection with the sale or license of Company Products or the provision of software development or consulting services not already identified in response to Section 3.20(a)(i) through Section 3.20(a)(iii) under which the Company has provided Company Products that are subject to acceptance by the customer;
               (v) all Contracts with the Significant Customers and Significant Suppliers under which the Company has granted or received most favored customer pricing provisions, and all Contracts under which the Company has granted or received rights of first refusal, rights of first negotiation, or similar rights with respect to any product, service, Intellectual Property, or Intellectual Property Right that is now or hereafter owned by it, provided to it, or provided by it, or the Business;
               (vi) all Contracts containing any covenant limiting in any respect the right of the Company to engage in any line of business or to compete with any person;
               (vii) (1) all Contracts with Significant Customers under which the Company has any obligation to such Significant Customer to update, upgrade, replace, enhance or create new versions of any Company Products existing as of the Closing Date, and (2) all other Contracts under which the Company has any obligation to any third party to update, upgrade, replace, enhance or create new versions of any Company Products existing as of the Closing Date, except with respect to this clause (2) only for such Contracts that would not have a material adverse impact on the Company’s business operations or otherwise result in material liability to the Company;

               (viii) with regard to Contracts for consulting and/or software development services to be provided by the Company (excluding those Contracts identified in Section 3.20(a)(iv)), (1) a complete and accurate list of all standard forms for such Contracts, (2) a complete and accurate list of Contracts in which the Company is obligated to provide the services for a fixed price and as of the date of this Agreement the services have not been both accepted and paid for by the customer, and (3) all Contracts under which the Company provides any software development services, where the Contract is not on a standard form and for which any of the work has not been both accepted and paid for by the customer, and (4) all Contracts not otherwise identified in response to this section under which the Company has an obligation to provide software development services, for which the fees owed under the Contract will be at least $50,000, as determined by revenue recognized through such Contracts in the next four (4) complete fiscal quarters;
               (ix) all Contracts entered into during the three (3) year period prior to the date of this Agreement, pursuant to which the Company created or developed, or is obligated to create or develop, solely or with another party, any Intellectual Property for or on behalf of any third party and granted (or will grant) such third party any exclusive rights to or ownership (sole or joint) of such Intellectual Property or related Intellectual Property Rights;
               (x) all standard forms of confidentiality or non-disclosure agreements, other than those identified in response to Section 3.18;
               (xi) all Contracts (other than Company Contracts entered into by the Company in connection with the sale or license of Company Products on standard Company forms) between the Company and any other person under which the Company has agreed to, provided, or assumed, involving an amount in excess of $250,000 (1) any warranty obligation that is substantively different from that contained in the standard Company forms, (2) any obligation to reimburse for or guaranty any third party obligation or action, (3) any limitation or disclaimer of damages or liabilities that is substantively different from that contained in the standard Company forms (including Contracts in which such standard limitations or disclaimers are omitted in whole or in part), (4) a right of rescission, (5) a covenant not to sue, (6) any restriction or encumbrance on the Company’s rights to defend against or challenge the validity of any Intellectual Property Right, or (7) a third party the right to sue for infringement or misappropriation of any Company Intellectual Property;
               (xii) all joint marketing, development, strategic alliance, joint venture or similar Contracts currently in force under which the Company has obligations to jointly market any product, technology or service;
               (xiii) all Contracts currently in force for a sales representative or referral arrangement, or similar Contract;
               (xiv) all settlement agreements under which the Company has any ongoing obligations, receives any material ongoing benefits or rights, or grants any license or right to any current or prior Company Intellectual Property;

               (xv) all material application hosting, application management, application usage, website hosting, or data sharing, data feed, information exchange, fee sharing, lead or customer referral, co-branding, framing, service, order or transaction processing or similar Contract relating to any aspect or element of any of the Internet Properties of the Company, or any other Internet Property or use of the public internet, or the extranet or intranet of any person;
               (xvi) all employment or consulting Contracts with any current Employee of the Company (excluding offer letters for “at-will” employees, contractors and consultants), and the standard forms for Employee and contractor offer letters;
               (xvii) all Contracts or other agreements, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;
               (xviii) all Contracts currently in force relating to the disposition or acquisition by the Company after the Balance Sheet Date of an amount of assets not in the ordinary course of business in excess of $100,000 individually or $300,000 in the aggregate;
               (xix) all Contracts pursuant to which the Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company’s Subsidiaries;
               (xx) all Contracts pursuant to which the Company has acquired a business or entity, or material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise;
               (xxi) all Contracts under which the Company has delivered copies of or disclosed, or promised to deliver or disclose the Company’s source code to a third party, whether pursuant to an escrow arrangement or otherwise;
               (xxii) all mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, except in connection with Receivables in the ordinary course of business;
               (xxiii) all Contracts between or among the Company, on the one hand, and any of its affiliates on the other hand;
               (xxiv) all Contracts with any Governmental Entity;
               (xxv) all Contracts not otherwise disclosed in this Section 3.20 or in response to Section 3.18, whether or not made in the ordinary course of the Business, which either (1) are not within a category addressed above and involve in excess of $250,000 being paid by or to the Company over the term thereof other than Contracts with customers or carrier or connectivity Contracts with suppliers, or (2) are material to the Company or the conduct of the Business as currently conducted or contemplated to be conducted, or the absence of which (by reason of default or otherwise) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) The Company is not, and to the Knowledge of the Company no other party is, in breach, violation or default under any material terms of any Company Contract, and the Company has not received written, or to the Company’s Knowledge, oral notice that it has breached, violated or defaulted under any of the terms or conditions of any of the Company Contracts, nor is there any dispute regarding the scope of any such Company Contract, or performance under such Company Contract by any party. To the Company’s Knowledge, each Company Contract is legal, valid and binding on the respective parties thereto and is in full force and effect. Other than those Company Contracts listed in Section 3.20(b) of the Disclosure Schedule, to the Company’s Knowledge, all Company Contracts are in written form. The Company has not, and to the Knowledge of the Company, no other party has, been suspended or debarred from receiving or performing Contracts with any Governmental Entities; nor has the Company, and to the Knowledge of the Company, any other party, received a notice of the institution of proceedings by any Governmental Entity for suspension or debarment of the Company.
          (c) The Company has provided or made available to Parent a true and correct copy of each Company Contract (including standard forms) identified in response to Section 3.18 and this Section 3.20, in each case as amended as of the date of this Agreement. The consummation of the Transactions will not (1) result in either Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (2) result in any third party being granted any rights to any Company Intellectual Property Rights that are in addition to, or greater than, such third party currently has, including without limitation any access to or release of any source code for Company Intellectual Property. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s rights under the Company Contracts to the same extent the Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay (except where Parent or Merger Sub has a written agreement with the counterparty that provides for such payments); provided, that the Surviving Corporation has not breached or otherwise violated such Contracts.
     3.21 Environmental Matters.
          (a) Hazardous Material. Except as would not reasonably be expected to result in a Material Adverse Effect, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United

States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a “Hazardous Material”) are present, (i) as a result of the actions of the Company or any affiliate of the Company, or, (ii) to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.
          (b) Hazardous Materials Activities. Except as would not reasonably be expected to result in a Material Adverse Effect (in any individual case or in the aggregate) (i) the Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, and (ii) the Company has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date of this Agreement to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.
          (c) Permits. Except as would not reasonably be expected to result in a Material Adverse Effect, the Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of the Company’s Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company has complied in all material respects with all covenants and conditions of any such Environmental Permit which is or has been in force with respect to its Hazardous Material Activities. No circumstances exist which could cause any such Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All such Environmental Permits and all other consent and clearances required by any environmental law or any agreement to which the Company is bound as a condition to the performance and enforcement of this Agreement, have been obtained or will be obtained prior to the Effective Time at no material cost to Parent.
          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Knowledge of the Company, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company in a writing delivered to the Company concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company, except as would not reasonably be expected to result in a Material Adverse Effect. The Company has no Knowledge of any fact or circumstance which would involve the Company in any environmental litigation or impose upon the Company any material environmental liability.
          (e) Reports and Records. The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all material records in the Company’s possession concerning the Hazardous Materials Activities of the

Company relating to its business and all environmental audits and environmental assessments of any facility conducted at the request of, or otherwise in the possession of the Company. The Company has complied with all material environmental disclosure obligations imposed by applicable law with respect to the Merger.
     3.22 Employee Benefit Plans and Compensation.
          (a) Schedule. Section 3.22(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, as of the date of this Agreement. Neither the Company nor any ERISA Affiliate has any commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.
          (b) Documents. The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the IRC in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (viii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); and (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan, if any.
          (c) Employee Plan Compliance. The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no Knowledge of any default or violation by any other party to each Company Employee Plan in all material respects, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations of any Governmental Entity, including but not limited to ERISA or the IRC. Any Company Employee Plan intended to be qualified under Section 401(a) of the IRC and each trust intended to qualify under Section 501(a) of the IRC is so qualified and (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS covering all amendments to the IRC for which the IRS will currently issue on, or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. To the Company’s Knowledge, for each Company Employee Plan that is intended to be qualified under Section 401(a) of the IRC there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the IRC or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan for which the Company would have any material liability. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the IRC. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (d) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to or been required to contribute to, any (i) Pension Plan which is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the IRC, (ii) Multiemployer Plan, (iii) ”multiple employer plan” as defined in ERISA or the IRC, or (iv) a “funded welfare plan” within the meaning of Section 419 of the IRC. No Company Employee Plan provides health benefits that are not fully insured through an insurance Contract.
          (e) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree benefits, except to the extent required by statute.
          (f) Health Care Compliance. Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA or any other applicable law of any Governmental Entity.

          (g) Past Acquisitions. Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.
          (h) Effect of Transaction. Except as set forth on Section 3.22(h) of the Disclosure Schedule, the execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
          (i) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations of any Governmental Entity respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to the Company’s Knowledge, threatened claims or actions against the Company under any worker’s compensation policy or long-term disability policy. To the Company’s Knowledge, the Company does not have any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
          (j) Labor. No work stoppage or labor strike against the Company is pending, or to the Company’s Knowledge, threatened or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union or similar body to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any other applicable domestic or foreign law. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, union Contract or similar foreign arrangement with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. The Company has not incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local law of any Governmental Entity which remains unsatisfied.
          (k) International Employee Plan. With respect to any International Employee Plans, (A) all International Employee Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Entity, (B) all International Employee Plans that are required to be funded are fully funded, and with respect to all other International Employee Plans, adequate reserves therefore have been established on the Financials and (C) no material liability or obligation of the Company exists with respect to such International Employee Plans.
          (l) No Interference or Conflict. To the Knowledge of the Company, no Employee of the Company is obligated under any Contract, subject to any judgment, decree, or order of any court or administrative agency, that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or contemplated to be conducted nor any activity of such Employees in connection with the carrying on of the Company’s business as presently conducted or contemplated to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such Employees is now bound.
     3.23 Insurance. Section 3.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any affiliate of the Company. There is no claim by the Company or any affiliate of the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies.
     3.24 Accounts Receivable.
          (a) The Company has made available to Parent a list of all accounts receivable, notes and other amounts receivable of the Company, whether billed or unbilled, together with any unpaid financing charges accrued thereon (“Receivables”), as of the Balance Sheet Date, together with a range of days elapsed since invoice.
          (b) Except as set forth in Section 3.24(b) of the Disclosure Schedule, (1) the Receivables reflected in the Balance Sheet arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are collectible except to the extent of reserves therefor set forth in the Balance Sheet, and are reflected on the books and records of the Company which have been maintained in the ordinary course of business consistent with past practice, and (2) the Receivables reflected in Closing Working Capital will have arisen in the ordinary course of business, will be carried at values determined in accordance with GAAP consistently applied, will be collectible except to the extent of reserves therefor set forth in the Closing Working Capital, and will be reflected on the books and records of the Company which will be maintained in the ordinary course of business consistent with past practices. No person has any Lien on any of the Company’s Receivables and no request or agreement for deduction or discount has been made with respect to any of the Receivables after the Balance Sheet Date in excess of the reserves provided therefor.
     3.25 Warranties; Indemnities. Except for the warranties and indemnities contained in the Company Contracts set forth in Section 3.20(a) of the Disclosure Schedule and warranties implied by law, the Company has not given any warranties or indemnities (whether written or oral) relating to products or technology sold or services rendered by the Company.
     3.26 Customers and Suppliers.
          (a) Customers. Section 3.26(a) of the Disclosure Schedule contains an accurate and complete list of the twenty-five (25) largest customers of the Company in each of the P2P and A2P segments, based on consolidated net revenues of the Company for the year ending on the Balance Sheet Date (the “Significant Customers”). Except as set forth in Section 3.26(a) of the Disclosure Schedule, since the Balance Sheet Date, to the Company’s Knowledge (a) no Significant Customer has given notice or otherwise indicated to the Company that (i) it will or intends to terminate or not renew its Contract with the Company before the scheduled expiration date or (ii) it will otherwise terminate its relationship with the Company; and (b) no Significant Customer has made a material complaint to the Company in connection with the provision of the Company’s products or services. To the Company’s Knowledge, the relationship of the Company with its customers, including the Significant Customers, is currently on a good and normal basis. To the Knowledge of the Company, as of the date of this Agreement, the Transactions will not materially and adversely affect the relationships of the Company with the Significant Customers. With respect to any consulting or software development work to be done for any Significant Customer, Section 3.26(a) of the Disclosure Schedule includes, as of the Balance Sheet Date, a complete description of all work remaining to be performed under the applicable customer Contract or purchase order together with an estimate of the number of person hours required to complete such work. Other than the Company Contracts set forth on Section 3.20(a) of the Disclosure Schedule, there are no other Contracts with any Significant Customer. Except as set forth on Section 3.26(a) of the Disclosure Schedule, all Significant Customers have accepted the products and/or services described in their respective customer Contracts. Except as set forth on Section 3.26(a) of the Disclosure Schedule, as of the date of this Agreement, there are no outstanding proposals or offers submitted by the Company to any customer or prospect which, if accepted, would result in a legally binding Contract involving an amount or commitment exceeding $500,000.
          (b) Suppliers. Section 3.26(b) of the Disclosure Schedule contains an accurate and complete list of the twenty-five (25) largest suppliers of the Company based on consolidated net purchases of the Company for the year ending on the Balance Sheet Date (the “Significant Suppliers”). Except as set forth in Section 3.26(b) of the Disclosure Schedule, since the Balance Sheet Date, to the Company’s Knowledge no Significant Supplier has given notice or otherwise indicated to the Company that (i) it will or intends to terminate or not renew its Contract with the Company before the scheduled expiration date or (ii) it will otherwise terminate its relationship with the Company. To the Company’s Knowledge, the relationship of the Company with its suppliers, including the Significant Suppliers, is currently on a good and normal basis. To the Knowledge of the Company, as of the date of this Agreement, the

Transactions will not adversely affect the relationships of the Company with any of its suppliers, including the Significant Suppliers. Other than the Company Contracts set forth on Section 3.20(a) of the Disclosure Schedule, there are no other Contracts with any Significant Supplier. Except as set forth on Section 3.26(b) of the Disclosure Schedule, as of the date of this Agreement, there are no outstanding proposals or offers submitted by the Company to any supplier or other person which, if accepted, would result in a legally binding Contract involving an amount or commitment exceeding $200,000.
     3.27 Illegal Payments, Etc. In the conduct of its business neither the Company nor any of its directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any gift, contribution, payment or similar benefit that is or was illegal under applicable law to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any contribution that is or was illegal under applicable law, or reimbursed any political gift or contribution that is or was illegal under applicable law made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.
     3.28 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
     3.29 Interested Party Transactions. As of the date of this Agreement, no current officer, director or, to the Company’s Knowledge, Company Stockholder holding more than 5% of the outstanding Company Capital Stock (nor, to the Company’s Knowledge, any spouse or dependent of any of such persons), has or has had since August 5, 2004, directly or indirectly, an interest in any Significant Customer or Significant Supplier; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.29.
     3.30 Brokers’ and Finders’ Fees; Third Party Expenses.
          (a) Other than as set forth in Section 3.30(a) of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

          (b) Section 3.30(b) of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions.
     3.31 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule and taking into account any Knowledge qualifier in such representation and warranty, as applicable) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. The information furnished on or in any documents mailed, delivered or otherwise furnished to the holders of Company Capital Stock in connection with the solicitation of their consent to this Agreement and the Merger (other than information furnished to the Company by any representative of Parent or Merger Sub for inclusion in such documents), will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Parent and Merger Sub hereby represent and warrant to the Company that on the date of this Agreement and as of the Effective Time, as though made at the Effective Time, as follows:
     4.1 Organization, Standing and Power. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would reasonably be expected to prevent or materially delay or impair the ability of Parent to consummate the Transactions (a “Parent Material Adverse Effect”).
     4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and any Related Agreements to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     4.3 No Conflict. The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Merger Sub, (ii) any Contract to which Parent or any of its respective properties or assets are subject and which has been filed as an exhibit to Parent’s filings under the Securities Act or the Exchange Act or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their respective properties or assets, except in each case where such Conflict will not have a Parent Material Adverse Effect or will not have an affect on the legality, validity or enforceability of this Agreement.
     4.4 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party is required by, or with respect to, Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreement to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, (ii) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (iii) the filing of Notification and Report Forms with the FTC and the Antitrust Division of the DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified on Section 6.2 of the Disclosure Schedule, and (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
     4.5 Availability of Funds. Parent will have at the Effective Time sufficient cash or cash-equivalent funds available to permit Merger Sub to consummate the Transactions, including, without limitation, acquiring all the outstanding shares of Company Capital Stock in the Merger.
ARTICLE V
CONDUCT PRIOR TO THE EFFECTIVE TIME
     5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its liabilities and Taxes when due (subject to good faith disputes over such liabilities or Taxes), pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present Employees, (iii) preserve its relationships with customers (including the Significant Customers), suppliers (including the Significant Suppliers), distributors, consultants, licensors, licensees and others with which it has significant business dealings and (iv) conduct its working capital and cash management practices, the collection of Receivables, the payment of accounts payable (including the writing and mailing of checks with respect thereto). In addition, the Company shall promptly notify Parent of any material event involving its business or operations occurring outside the ordinary course of business.
     In addition, without the prior written consent of Parent, except as permitted or required by this Agreement and except as provided in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following:
          (a) cause, permit or submit to a vote of the Company Stockholders any amendments to the Certificate of Incorporation (or similar governing instruments of any of its Subsidiaries);
          (b) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or similar alliances;
          (c) issue, deliver, sell, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any shares of Company Capital Stock or the capital stock of its Subsidiaries or any securities convertible into shares of Company Capital Stock or the capital stock of its Subsidiaries, or subscriptions, rights, warrants or options to acquire any shares of Company Capital Stock or the capital stock of its Subsidiaries or any securities convertible into shares of Company Capital Stock or the capital stock of its Subsidiaries, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of IM Common Stock, MW Common Stock, Series B-1 Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock, as applicable, pursuant to the exercise of Company Options or Company Warrants outstanding as of the date of this Agreement which are either vested on the date of this Agreement or vest after the date of this Agreement in accordance with their terms on the date of this Agreement, in each case as disclosed on the Disclosure Schedule; provided, however, that (i) the Company shall be entitled to grant Company Options to recently hired Employees in accordance with Section 5.1(c)(i) of the Disclosure Schedule and, (ii) the Company shall be entitled to continue to grant Company Options to Employees hired after the date of this Agreement in accordance with the terms hereof in the ordinary course of business consistent with the guidelines set forth in Section 5.1(c)(ii) of the Disclosure Schedule, so long as such grants do not exceed 310,000 units, each consisting of one share of IM Common Stock and MW Common Stock; provided, further, that all such Company Options may not be granted prior to three (3) Business Days before the Closing Date and shall be issued at the higher of fair market value on the date of grant and the IM Common Per Share Consideration and the MW Common Per Share Consideration (based on the Estimated Working Capital and Estimated Long-Term Debt Balance); and provided, further, that any such grant of Company Options pursuant to clause (ii) of this Section 5.1(c) to any Employee at or above the level of director shall require the prior written approval of Parent;
          (d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any Company Capital Stock or the capital stock of its Subsidiaries or split, combine or reclassify any Company Capital Stock or the capital stock of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Company Capital Stock or the capital stock of its Subsidiaries;
          (e) purchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or the capital stock of its Subsidiaries or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except repurchases of unvested shares at or below cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date of this Agreement, provided that no such repurchase shall be permitted in the event the per share repurchase price is greater than the Merger Consideration;
          (f) waive any stock repurchase rights, release any Unvested Shares from any escrow arrangement or waive any rights to hold such shares in an escrow arrangement, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans; provided, however, that the Company shall be permitted to amend the Plans or any Company Option as necessary in order to implement any acceleration of vesting required to effect the provision of the proviso to the first sentence of Section 2.7(a) with respect to Company Options held by a Company director;
          (g) grant or pay any severance or termination pay or any bonus or other special remuneration (whether in cash, securities or property) or any increase thereof to any Employee except as disclosed on Section 5.1(g) of the Disclosure Schedule, adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date of this Agreement (including without limitation any retention, change of control or similar agreement), grant any equity-based compensation, whether payable in cash, securities or property, or enter into any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby;
          (h) grant any loans or advances to Employees (other than advances for travel expenses in the ordinary course of business) or other third parties, make any investments in or capital contributions to any person, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;
          (i) (i) increase the compensation or benefits payable or to become payable to Employees (other than pursuant to existing agreements disclosed on Section 5.1(i)(x) of the Disclosure Schedule), (ii) enter into any new or amend any existing Company Employee Plan, Employee Agreement, indemnification, collective bargaining, or similar agreement, except as required by applicable law, (iii) hire any Employee at or above the level of director, (iv) hire any Employee below the level of director, other than, in the case of this clause (iv) in the ordinary course of business, consistent with its past practices to fill the position of any Employee whose employment with the Company terminated after the date of this Agreement, or in accordance with planned hiring as set forth in Section 5.1(i)(y) of the Disclosure Schedule, (v) terminate any Employee at or above the level of director, or (vi) demote, relocate or reduce the compensation of any Employee at or above the level of director or take any other action that constitutes “good reason” or a material violation of any Employment Agreement with any such Employee;
          (j) pay, discharge, settle or satisfy any liabilities, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities recognized or disclosed in the Balance Sheet or incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices;
          (k) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any Contract to which the Company is a party or of which the Company is a beneficiary;
          (l) sell, lease, license, encumber or otherwise dispose of any properties or assets except for non-exclusive end user licenses in the ordinary course of business consistent with past practice, and except for the sale, lease, licensing, encumbering or disposition of property or assets not in excess of $100,000 individually or $300,000 in the aggregate, provided such property or assets are not material, individually or in the aggregate, to the business of the Company;
          (m) commit to make following the Closing any capital expenditures in excess of $200,000 individually or $500,000 in the aggregate;
          (n) fail to take any necessary actions, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights;
          (o) enter into (unless otherwise permitted by this Section 5.1, any contract of a nature required to be listed in Sections 3.20(a)(ii), (v), (vi), (vii), (viii), (ix) (except in the ordinary course of business), or (xvii)-(xxii) of the Disclosure Schedule), or modify or amend (unless such amendment, if it were a new Contract, would be otherwise permitted by this Section 5.1), or terminate any Contract listed in Section 3.20(a)(iii) of the Disclosure Schedule or waive, delay the exercise of, release or assign any material rights or claims thereunder;

          (p) enter into any new material line of business;
          (q) except as required by GAAP, revalue any of its assets (including without limitation writing down the value of inventory or writing off notes or Receivables other than in the ordinary course of business consistent with past practice) or make any change in accounting methods, principles or practices;
          (r) cancel or fail to renew, without reasonable substitutes, any insurance policy naming the Company as a beneficiary or loss payee;
          (s) make any Tax election or accounting method change (except as required by GAAP) that, individually or in the aggregate, is reasonably likely to materially and adversely affect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, settle or compromise any material Tax liability or refund, file any amendment to a Tax Return, enter into any closing agreement or consent to any extension or waiver of any limitation period with respect to Taxes;
          (t) engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Transactions;
          (u) make or commit to make any individual or series of related payments outside of the ordinary course of business in excess of $200,000 in the aggregate, other than the payment of Third Party Expenses or as otherwise provided in this Section 5.1;
          (v) commence or settle any pending or threatened litigation, proceeding or investigation (whether or not commenced prior to the date of this Agreement) (other than any litigation to enforce any of its rights under the Agreement), other than the settlement of any litigation, proceeding or investigation existing on the date of this Agreement for amounts not to exceed $100,000 in each instance; and
          (w) take, or agree in writing or otherwise to take, any of the actions described in Section 5.1(a) through 5.1(v), or any other action that would (x) prevent the Company from performing, or cause the Company not to perform, its covenants hereunder or (y) cause or result in any of its representations and warranties contained herein being untrue or incorrect.
     5.2 No Solicitation. Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 9.1, the Company shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the Company’s business, properties or technologies, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise (an “Acquisition Proposal”), or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the Company’s business, technologies or properties, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company, other than inventory in the ordinary course of business, or (d) enter into any agreement with any person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. In the event that the Company or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request; provided, however, that if any contractual arrangements with the Company existing on August 11, 2006 prohibit the disclosure of the identity of the offeror or the party making any such offer or proposal, the Company shall disclose to Parent the material financing and closing conditions of such offer or proposal, whether the offeror or party making such offer or proposal is a publicly or privately held company, and if a publicly held company, the approximate market capitalization of such company; provided, further, that prior to the Stockholder Approval the terms of this Section 5.2 shall not prohibit the Company from considering an Acquisition Proposal submitted after the execution and delivery of this Agreement by such person or group (and not withdrawn); provided, that the Company shall give Parent prior written notice prior to considering any such Acquisition Proposal. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Nothing in this Agreement shall prevent the Board from withdrawing, amending, changing or modifying its recommendation in favor of the adoption and approval of this Agreement and approval of the Merger (any of the foregoing actions, whether by the Board or a committee thereof, a “Change of Recommendation”) at any time prior to the Stockholder Approval if the Board concludes in good faith, after consultation with its outside counsel, that in light of such Acquisition Proposal, such Change of Recommendation is required in order for the Board to comply with its fiduciary duties to the Company’s stockholders under applicable law provided, that the Company shall give Parent prior written notice twenty-four (24) hours prior to making any Change of Recommendation.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Stockholder Approval.
          (a) Promptly following the execution of this Agreement, the Company shall obtain and file with the Secretary of Company (with a copy to be delivered to Parent) the Stockholder Written Consent providing the Stockholder Approval, which shall also include and constitute the irrevocable approval by the Principal Stockholders of, and of the officers and directors of, the Company that are record owners of shares of Company Capital Stock: (i) the escrow and indemnification obligations of the Company Indemnifying Parties set forth in Article VIII and the deposit of cash equal to (A) if applicable, the Working Capital Escrow Amount into the Working Capital Escrow Account and (B) the Escrow Amount into the Escrow Account, (ii) the allocation of the Merger Consideration and the Escrow Amount as set forth in this Agreement and (iii) the appointment of John Backus as the Stockholder Representative. The Company shall promptly, but in no event later than ten (10) days after the date of this Agreement: (i) mail notice to the Company Stockholders of the Stockholder Approval pursuant to and in accordance with the applicable provisions of Delaware Law and its charter documents (the “Stockholder Notice”); and (ii) cause the Merger, the adoption of this Agreement and the Transactions, including the escrow, indemnification and Stockholder Representative arrangements described above, to be submitted to all such remaining Company Stockholders for their approval and adoption by written consent pursuant to the Stockholder Written Consent, if required by Delaware Law and its charter documents. The Board shall not alter, modify, change or revoke its unanimous approval of the Merger, this Agreement and the Transactions and its unanimous recommendation to the Company Stockholders to vote in favor of the Merger, adoption of this Agreement and the Transactions, other than in accordance with the provisions of Section 5.2.
          (b) In connection with seeking to obtain the written consent of the Company Stockholders contemplated by paragraph (a) above and seeking to obtain the requisite approval of the Company Stockholders that certain payments contemplated to be made pursuant to this Agreement do not constitute “parachute payments” within the meaning of Section 280G of the IRC, the Company shall prepare, and cause to be mailed no later than ten (10) days after the date of this Agreement, to the Company Stockholders, a disclosure document including relevant information with respect to this Agreement and the Transactions (the “Disclosure Document”), meeting the requirements of applicable federal and state securities laws, Delaware Law and the IRC as reasonably determined by the Board. The Company shall deliver a draft of the Disclosure Document to Parent within three (3) days after the date of this Agreement and, immediately following such delivery, Parent shall have three (3) days to provide the Company its comments, if any, regarding the Disclosure Document, including those portions relating to “parachute payments” within the meaning of Section 280G of the IRC, and the Company shall, in good faith, incorporate such comments. The Company shall provide a copy of the final Disclosure Document to Parent prior to distributing it to the Company Stockholders. The Disclosure Document and any amendments or supplements thereto shall contain the unanimous recommendation of the Board that the Company Stockholders approve this Agreement, the Certificate of Merger, the Merger and the other transactions contemplated hereby and thereby and the conclusion of the Board that the Merger is advisable and fair to, and in the best interests of, the Company and the Company Stockholders. The Disclosure Document shall not make the approval of the Transactions contingent or otherwise conditioned on the approval of any “parachute payments” within the meaning of Section 280G of the IRC. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Disclosure Document and any amendments or supplements thereto any information with respect to Parent or its affiliates, unless the form and content of such information shall have been approved by Parent prior to such inclusion.

     6.2 Antitrust.
          (a) To the extent applicable, as soon as may be reasonably practicable, the Company and Parent shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the Transactions, including: (i) Notification and Report Forms with the FTC and DOJ as required by the HSR Act and (ii) filings required by the merger notification or control laws or regulations of any other applicable jurisdictions identified in Section 6.2 of the Disclosure Schedule. Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.2 to comply in all material respects with applicable law.
          (b) The Company and Parent each shall use commercially reasonable efforts to promptly (a) supply the others with any information which reasonably may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s Subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or affiliates or of the Company or its affiliates (an “Action of Divestiture”), or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided, that Parent shall afford the Company a reasonable opportunity to participate therein. Except where prohibited by applicable law, the Company shall consult with Parent prior to taking a position with respect to any such filing, shall permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the Transactions, coordinate with Parent in preparing all filings, presentations, and submissions to be made to any Governmental Entity in connection with this Agreement and the Transactions, and provide to Parent all information it reasonably requests in connection with preparing such filings, presentations or submissions. Where applicable, Parent shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 6.2.
          (c) Each party hereto shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.2(a), each party will promptly inform the other parties hereto of such occurrence and Company will cooperate with Parent in filing with the applicable Governmental Entity such amendment or supplement.

     6.3 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date of this Agreement and prior to the Effective Time to (i) all of the Company’s properties, books, Contracts, commitments and records, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all Employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
     6.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the Confidentiality Agreement dated as of June 23, 2006 (the “Confidentiality Agreement”) between the Company and Parent.
     6.5 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, shall be the obligation of the respective party incurring such fees and expenses. Notwithstanding the foregoing, all fees relating to any filing by the Company or Parent under the HSR Act shall be split equally between Parent and the Company, and the Company’s portion of such fees shall be, unless otherwise paid by the Company, Third Party Expenses of the Company and shall be reflected in the Closing Working Capital. Parent shall pay all required filing fees to the FTC or DOJ, as applicable, on behalf of both Parent and the Company and, within two (2) Business Days following such payment, the Company shall reimburse Parent for one-half of the amount of such filing fees. Additionally, notwithstanding the foregoing, one-half of all fees and expenses of the Payment Agent and the Escrow Agent incurred in connection with this Agreement and the Transactions shall be the obligation of the Company, and the Company’s portion of such fees and expenses shall be, unless otherwise paid by the Company, Third Party Expenses of the Company and shall be reflected in the Closing Working Capital.
     6.6 Public Disclosure. Parent and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     6.7 Consents; Terminated Agreements.
          (a) The Company shall use commercially reasonable efforts to obtain the consents, waivers and approvals under any of the Contracts to which the Company is a party which are appropriate or necessary in connection with the Merger, including all consents, waivers and approvals set forth in the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company thereunder from and after the Effective Time.
          (b) The Company shall promptly, and in no event more than thirty (30) calendar days after the date of this Agreement, send notices of termination under the Contracts set forth on Schedule 6.7(b) or otherwise terminate such Contracts.
     6.8 FIRPTA Compliance. On or prior to the Effective Time, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) (a “FIRPTA Compliance Certificate”).
     6.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
     6.10 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 6.10, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     6.11 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the Transactions.
     6.12 Employment Arrangements.
          (a) From and after the Effective Time, Parent shall permit all Continuing Employees to participate in the benefit programs of Parent or the Surviving Corporation to the same extent as similarly situated employees of Parent or the Surviving Corporation; provided, that for Continuing Employees with a principal place of employment at the Company’s Virginia facilities (“Virginia Employees”), in lieu of the foregoing Parent may permit such Continuing Employees to participate in medical, dental, vision, accidental death and dismemberment and disability benefit programs which provide coverage which is substantially similar, in the aggregate, to the corresponding plans maintained by the Company as of the date hereof for Virginia Employees (“Substitute Virginia Plans”).
          (b) To the extent permitted by applicable law, Parent shall cause the Surviving Corporation to provide service credit for all periods of service by the Continuing Employees (other than Virginia Employees to the extent covered by Substitute Virginia Plans) under the employee policies and plans of Parent or the Surviving Corporation, except (i) for purposes of matching contributions under Parent’s plan intended to include a IRC Section 401(k) arrangement, and (ii) to the extent such service credit would result in the duplication of benefits for the same period of service.
          (c) In connection with coverage of each of the Continuing Employees under any of the ERISA welfare benefit plans made available by Parent and its Subsidiaries (other than any Substitute Virginia Plans), Parent agrees to cause each such plan to waive any applicable preexisting condition and waiting periods.
     6.13 Indemnification. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements listed on the Disclosure Schedule between the Company and its directors and officers as of the Effective Time (the “Company Indemnified Parties”) and any indemnification provisions under the Certificate of Incorporation or the Company’s bylaws as in effect on the date of this Agreement, in each case, subject to applicable law. Parent shall cause the Certificate of Incorporation and bylaws of the Surviving Corporation to contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those contained in the Certificate of Incorporation or bylaws of the Company as in effect on the date of this Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by applicable law. Parent shall, and shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after the Effective Time policies of directors’ and officers’ liability insurance no less favorable in all material respects to that maintained by or on behalf of the Company and its Subsidiaries on the date of this Agreement (and having coverage and containing terms and conditions, which, in the aggregate, are not less advantageous to the persons currently covered by such policies as insureds) with respect to claims arising from any actual or alleged wrongful act or omission occurring prior to the Effective Time for which a claim has not been made against any director or officer of the Company or any director or officer of a Subsidiary prior to the Effective Time. The costs of such directors’ and officers’ liability insurance shall be borne by Parent to the extent the cost of such insurance is no more than $80,000; provided, that all such costs in excess of $80,000 shall be borne by the Company and shall be reflected in the Closing Working Capital.

This Section 6.13 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Company Indemnified Party, and shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Company Indemnified Parties.
     6.14 Termination of Certain Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include a IRC Section 401(k) arrangement unless Parent provides written notice to the Company that such plans shall not be terminated. Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.
     6.15 S-8 Registration. As soon as practicable, but in no event later than five (5) Business Days after the Closing Date, if necessary, Parent agrees to file with the Securities and Exchange Commission a registration statement on Form S-8, if available for use by Parent, registering that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to Section 2.7(b) that are eligible to registered on Form S-8.
     6.16 Tax Matters.
          (a) Tax Returns. The Surviving Corporation shall be responsible for preparing all Tax Returns for the Company and each of its Subsidiaries that are to be filed after the Closing Date and include a period, or part of a period that began before the Closing Date (each, including any amendment thereof, a “Final Return”). All Final Returns shall be prepared in a manner consistent with prior Tax Returns, unless otherwise required by law, and shall be delivered to the Stockholder Representative no later than thirty (30) days before the due date for the filing of the Final Return (taking into account properly acquired extensions of time to file) for its reasonable review and approval. Parent will, and will cause the Surviving Corporation to, cooperate fully with Stockholder Representative and its representatives, on its review of the Final Return. The Stockholder Representative shall be deemed to have approved to the Final Return unless it delivers a written notice of disagreement to Parent within fifteen (15) days of receipt of the Final Return (the “Disagreement Notice”). If the Stockholder Representative delivers the Disagreement Notice, Parent and the Stockholder Representative will negotiate in good faith to resolve the issue. If they have not reached agreement within ten (10) days after the receipt by Parent of the Disagreement Notice, the open issues shall be resolved by the Settlement Accountants. The fees of the Settlement Accountants with respect to this Section 6.16(a) shall be paid one-half by each of Parent and the Stockholder Representative.
          (b) Straddle Periods. For purposes of the representations made in Section 3.16, a Final Return for a period that begins before the Closing Date but does not end on or prior to the Closing Date would be prepared on the basis of a “closing of the books” basis, to the extent possible, and items that are determined on a annual basis, such as depreciation, shall be allocated based on the number of days in the Tax period. If the Tax is imposed on other than income, the return would be based on the number of days in the period before the Closing Date. The Company shall choose a date on or before the Closing Date to use for the formal closing of the books and shall close its books for the period effective on such date.
          (c) Books and Records; Cooperation. The Surviving Corporation and the Shareholder Representative shall, and shall cause their respective representatives to, (i) provide the other party and its representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to Taxes with respect to the Company or any Subsidiary and (ii) retain and provide the other party and its representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done at the expense of the party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the parties.
          (d) Transfer Taxes. All Transfer Taxes shall be split equally between the Company and Parent.
          (e) Participation of Stockholder Representative in Tax Disputes. After the Closing Date, Parent shall have the exclusive right to represent the interests of the Company in any and all Tax audits, assessments or administrative or court proceedings relating to Tax Returns for taxable periods ending on or before the Closing Date; provided, however, that the Stockholder Representative shall have the right to participate in any such audit, assessment or proceeding and to employ counsel of his choice (which counsel shall be reasonably acceptable to Parent) for purposes of such participation to the extent that any such audit, assessment or proceeding could result in an indemnity payment by the Company Indemnifying Parties pursuant to Section 8.2. In the event that Parent proposes to compromise or settle any Tax claim, or consent or agree to any Tax liability, relating to the Company that would result in an indemnity payment by the Company Indemnifying Parties pursuant to Section 8.2, the Stockholder Representative shall have the right to review such proposed compromise, settlement, consent or agreement. Without the prior written consent of the Stockholder Representative, which shall not be unreasonably withheld or delayed, Parent shall not agree or consent to compromise or settle any issue or claim arising in any such audit, assessment or proceeding, or otherwise agree to or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement would result in an indemnity payment by the Company Indemnifying Parties pursuant to Section 8.2.
     6.17 Spreadsheet. The Company shall deliver to Parent and the Payment Agent a spreadsheet (the “Spreadsheet”), which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall include, among other things, as of the Closing, (i) a list of all Company Stockholders and their respective addresses, indicating, the number of shares of Company Capital Stock held by such persons (including whether such shares are IM Common Stock, MW Common Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock

or Series D-1 Preferred Stock and the respective certificate numbers), the liquidation preference applicable to each share of Company Preferred Stock and the accrued but unpaid dividends applicable to each share of Company Preferred Stock), the date of acquisition of such shares, the Pro Rata Portion applicable to each Company Indemnifying Party, the Merger Consideration to be paid to each Company Stockholder, the amount of cash to be deposited into the Escrow Account on behalf of each Company Indemnifying Party, if applicable, the amount of cash to be deposited into the Working Capital Escrow Account on behalf of each Company Indemnifying Party and such other information relevant thereto or which the Payment Agent may reasonably request, and (ii) a list of all holders of Company Options and Company Warrants and their respective addresses, the number of shares of IM Common Stock, MW Common Stock, Series B-1 Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock underlying each such Company Option and Company Warrant, the grant dates of such Company Options and Company Warrants and the vesting arrangement with respect to such Company Options and Company Warrants and indicating, with respect to each Company Option, whether such Company Options are incentive stock options or non-qualified stock options, and such other information relevant thereto or which Parent may reasonably request. The Company shall deliver the Spreadsheet to Parent five (5) Business Days prior to the Closing Date.
     6.18 Payoff Amounts. Each person designated to receive a payment and set forth on Section 6.18 of the Disclosure Schedule shall, prior to the Closing Date, deliver to Parent a payoff letter to the effect that upon receipt of such payment such recipient shall have been paid in full for all fees and services performed on or prior to the Effective Time all such amounts which shall be reflected in the calculation of Estimated Working Capital.
ARTICLE VII
CONDITIONS TO THE MERGER
     7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) Stockholder Approval. Company Stockholders holding (i) at least a majority of the outstanding shares of Company Capital Stock (on an as-converted to Company Common Stock basis) voting together as a single class, and (ii) at least 62.5% of the outstanding shares of Company Preferred Stock (on an as-converted to Company Common Stock basis) voting together as a single class shall have approved this Agreement, the Merger and the Transactions, including the matters referred to in Section 6.1(b) (other than any approvals related to Section 280G of the IRC). Any Contracts or Company Employee Plans that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit to a “disqualified individual” (within the meaning of Section 280G of the IRC and the regulations promulgated thereunder) that would not be deductible by reason of Section 280G of the IRC shall have been approved by such number of Company Stockholders as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the IRC, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the IRC and the Treasury Regulations

thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, or, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to the waivers of those payments and benefits to be executed by the affected individuals.
          (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
          (c) No Injunctions or Restraints; Illegality. (i) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, (ii) nor shall any proceeding brought by a Governmental Entity with the authority in any Key Jurisdiction to effect the foregoing be credibly threatened (and not revoked) or pending, (iii) nor shall any proceeding brought by a Governmental Entity in any jurisdiction other than a Key Jurisdiction seeking any of the foregoing be threatened (and not revoked) or pending, except in the case of this clause (iii), as would not reasonably be expected to result in a Material Adverse Effect.
          (d) HSR Act and Comparable Laws. Any applicable waiting period under the HSR Act relating to the Transactions, including the Merger, shall have expired or been terminated, and all antitrust approvals in the countries set forth on Schedule 7.1(d) which are required to be obtained prior to the Effective Time in connection with the Merger shall have been obtained.
     7.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in Sections 3.2 (Company Capital Structure), 3.6 (Authority) and 3.30(a) (Brokers and Finders Fees) shall be true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any representations and warranties as of a specified date, which shall be true and correct in all material respects as of such specified date), (ii) the representations and warranties of the Company contained in this Agreement other than those described in clause (i) hereof, when read without any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any representations and warranties as of a specified date, which shall be true and correct in all respects as of such specified date), except with respect to this clause (ii) only, where such failure(s) to be true and correct would not reasonably to expected to have a Material Adverse Effect, and (iii) the Company shall have performed and complied in all material respects with all covenants and obligations under this

Agreement required to be performed and complied with by it as of the Closing. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.
          (b) Governmental Approvals. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) reasonably deemed appropriate or necessary by Parent shall have been timely obtained.
          (c) Litigation. There shall be no action, suit, claim, or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the Transactions that is reasonably likely to result in a Material Adverse Effect.
          (d) Resignation of Directors. Parent shall have received a written resignation from each of the directors of the Company effective as of immediately prior to the Effective Time.
          (e) No Material Adverse Effect. No change, event, development, effect or circumstance that would reasonably be expected to have a Material Adverse Effect shall have occurred since the date of this Agreement, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.
          (f) Employment Agreements. At least four (4) of the Key Employees (i) shall not have repudiated their Employment Agreements, and (ii) shall be employees of the Company immediately prior to the Effective Time.
          (g) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in customary form as reasonably acceptable to Parent.
          (h) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the current true, correct and complete copies of the Certificate of Incorporation and the bylaws of the Company, and (ii) the valid adoption of resolutions of the Board and the Company Stockholders approving this Agreement and the consummation of the Transactions.
          (i) FIRPTA Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.
          (j) Termination of Certain Employee Plans. Parent shall have received from the Company evidence that the Company Employee Plans required to be terminated pursuant to Section 6.14 hereof have been terminated pursuant to resolution of the Board (the form and substance of which shall have been subject to review and approval of Parent), effective no later than the day immediately preceding the Closing Date.

          (k) Notice Periods. Parent shall have received satisfactory evidence that the Company has given to holders of Company Capital Stock and Company Options such notice of the Merger as is required by the terms of the Certificate of Incorporation and the Company’s bylaws or the Plans, as the case may be, and the longest of the notice periods required by the Certificate of Incorporation, bylaws or the Plans shall have expired or been waived.
          (l) Financial Statements. The Company shall have obtained and delivered to Parent (i) an audit of the Financials and (ii) an unaudited balance sheet of the Company at June 30, 2006 and the related unaudited statement of income for the quarter ended June 30, 2006.
     7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Effective Time of the following condition, which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any representations and warranties as of a specified date, which shall be true and correct in all material respects as of such specified date), and each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by a duly authorized officer thereof.
ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW
     8.1 Survival of Representations, Warranties and Covenants. The parties agree that, regardless of any investigation made by Parent or Merger Sub, the representations, warranties, covenants and agreements of the Company contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive (a) for a period of eighteen (18) months following the Closing Date, or (b) with respect to (1) any third party claim including any shareholder claim) relating to any breach of the representations and warranties contained in Section 3.2 (Company Capital Structure) and (2) any breach of the representations and warranties made in Section 3.16(m) and (n), until sixty (60) days after the last day of the applicable statute of limitations period for any third party claim relating thereto (all of such items set forth in this subsection (b), the “Special Items” and any Losses resulting therefrom, arising out thereof or relating thereto, “Special Losses”). The representations and warranties of Parent and Merger Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

     8.2 Indemnification.
          (a) The Company Indemnifying Parties agree to severally and not jointly indemnify and hold Parent and its officers, directors, and affiliates, including the Surviving Corporation (the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, royalties, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred, accrued or sustained by the Indemnified Parties, or any of them, as a result of, arising out of or caused by:
               (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any Related Agreement to which the Company is a party, or any certificate or instrument delivered pursuant to Section 7.2 of this Agreement;
               (ii) any failure by the Company to perform or comply with any covenant or agreement applicable to it contained in this Agreement;
               (iii) any Dissenting Share Payments;
               (iv) the matters set forth on Schedule 8.2(a)(iv) subject to the limitations on the Company Indemnifying Parties’ indemnity obligations set forth therein;
net of (A) any recoveries by Parent or the Surviving Corporation under Company insurance policies existing at the Closing Date; provided, however, that nothing herein shall require Parent or the Surviving Corporation to seek to obtain such recoveries other than with respect to existing Company insurance policies with respect to which premiums were paid by the Company prior to the Effective Time, or (B) indemnities from third parties; and provided, further, that Losses shall not include losses in the nature of incidental or consequential damages, damage to reputation or goodwill or other items of a speculative nature. Parent and the Surviving Corporation shall have an obligation to seek recovery under such Company insurance policies where appropriate.
          (b) The Company Indemnifying Parties shall not have any rights to reimbursement or indemnification under Section 6.13 with respect to any indemnification obligations of such Company Indemnifying Party pursuant to this Article VIII or any expenses incurred by such Company Indemnifying Parties in connection therewith.
          (c) For the purpose of this Article VIII only, when determining the amount of Losses attributable to any breach or inaccuracy of any representation or warranty of the company (but not for determining whether any such representation or warranty has been breached), any representation or warranty given or made by the Company that is qualified in scope as to materiality (including Material Adverse Effect) shall be deemed to be made or given without such qualification.
     8.3 Escrow Arrangements.
     (a) Escrow Account. The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VIII and to satisfy any obligation with respect to the calculation of Final Working Capital and Final Long-Term Debt Balance under Section 2.11.
          (b) Basket. Notwithstanding any provision of this Agreement to the contrary, the Indemnified Parties may not recover any Losses unless and until one or more Officer’s Certificates identifying Losses, which are determined pursuant to this Article VIII to be indemnifiable and reimbursable pursuant to this Article VIII in excess of Two Million Dollars ($2,000,000) in the aggregate (the “Basket Amount”) has or have been delivered to the Escrow Agent and the Stockholder Representative as provided in Section 8.3(f), in which case the Indemnified Parties shall be entitled to recover all Losses so determined. Notwithstanding the foregoing, the Basket Amount shall not apply as a threshold to any and all claims or payments made with respect to (i) any breach of the representations and warranties made in Section 3.16(c) (Tax Matters) that results in liability for Pre-Closing Taxes, (ii) Special Losses (other than those Losses described in Section 8.1(b)(2) that are not satisfied out of the Escrow Amount), or (iii) with respect to the matters described in to Section 8.2(a)(iii) or Section 8.2(a)(iv). Losses with respect to the matters described in Section 8.2(a)(iv) incurred by Parent shall not be included in any calculation as to whether the Basket Amount has been attained.
          (c) Satisfaction of Claims. Claims by an Indemnified Party for Losses shall be satisfied: (A) first, from the Escrow Account and (B) second, with respect to Special Losses only, against the Company Indemnifying Parties directly, subject to the provisions of Section 8.3(f) and Section 8.4.
          (d) Escrow Period; Distribution upon Termination of Escrow Periods.
               (i) On the first day of the thirteenth (13th) month after the Closing Date (the “First Release Date”), the Escrow Agent shall deliver to the Company Indemnifying Parties an amount equal to (x) $21,250,000 minus (y) any amounts which have been used to satisfy claims specified in any Officer’s Certificate prior to the First Release Date, or which, in the reasonable judgment of Parent, are necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent prior to the First Release Date with respect to facts and circumstances existing prior to the First Release Date. All dividends, income, interest, gains and other distributions earned with respect to the Escrow Amount which has accrued through the date of the First Release Date shall be released on the First Release Date and Escrow Agent shall deliver to the Company Indemnifying Parties such amount.
               (ii) On the first day of the nineteenth (19th) month after the Closing Date (the “Final Release Date”), the Escrow Agent shall deliver to the Company Indemnifying Parties an amount equal to (i) the then remaining balance in the Escrow Account minus (ii) any amounts which, in the reasonable judgment of Parent, are necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent prior to the Final Release Date with respect to facts and circumstances existing prior to the Final Release Date. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Company Indemnifying Parties the remaining portion of the Escrow Account, if any, not required to satisfy such claims. All dividends, income, interest, gains and other distributions earned with respect to the Escrow Amount which has accrued from the First Release Date through the Final Release Date shall be released on the Final Release Date and Escrow Agent shall deliver to the Company Indemnifying Parties such amount.
               (iii) Upon any payments of the Escrow Amount out of the Escrow Account to the Company Indemnifying Parties pursuant to this Section 8.3(d), each of the Company Indemnifying Parties shall be entitled to receive an amount equal to (x) such Company Indemnifying Party’s Pro Rata Portion multiplied by (y) such payment.
          (e) Protection of Escrow Account. The Escrow Agent shall hold and safeguard the Escrow Account during the period the Escrow Account is in effect, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Account only in accordance with the terms of this Article VIII. The Escrow Agent shall invest and reinvest the Escrow Amount in a liquid U.S. bank money market account. All income earned on the Escrow Amount shall be added to and deemed a part of the Escrow Account. For tax reporting and withholding purposes, all such income shall be treated, and shall be reported by the Escrow Agent, as income of the Company Indemnifying Parties, in an amount for each Company Indemnifying Party equal to (x) such Company Indemnifying Party’s Pro Rata Portion multiplied by (y) such interest amount.
          (f) Claims for Indemnification.
               (i) Upon receipt by the Escrow Agent at any time on or before the Final Release Date of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 8.3(g) and Section 2.11, deliver to Parent, as promptly as practicable, cash in the Escrow Account equal to such Losses.
               (ii) If Losses incurred or sustained by the Indemnified Parties with respect to Special Losses exceed the value of the cash in the Escrow Account, then an Indemnified Party may make a claim directly against the Company Indemnifying Parties for their Pro Rata Portion multiplied by such excess amount not recovered from the Escrow Account; provided, however, that except as set forth in Section 8.4(a) hereof, in no event shall a Company Indemnifying Party’s aggregate indemnification obligations with respect to Losses incurred or sustained by any and all Indemnified Parties exceed the Merger Consideration actually received by such Company Indemnifying Party.
               (iii) Subject to the first sentence of Section 8.5(a), if the Stockholder Representative does not object in writing within the 30-day period after delivery by the Parent of the Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative and Company Indemnifying Parties that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate.
          (g) Objections to Claims against the Escrow Account.
               (i) At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amount pursuant to Section 8.3(f) unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of cash from the Escrow Account equal to the amount of Losses claimed in the Officer’s Certificate, provided that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.
               (ii) Notwithstanding the foregoing, the calculation of the Final Working Capital and the Final Long-Term Debt Balance, in accordance with the terms of Section 2.11(a), shall be conclusive and binding on all parties to this Agreement and the Company Indemnifying Parties, and none of the Parent or the Stockholder Representative shall have any further right to challenge such calculation thereof or seek indemnity under this Article VIII with respect to any Losses arising therefrom.
          (h) Resolution of Conflicts; Arbitration.
               (i) In case the Stockholder Representative shall object in writing to any claim or claims made in any Officer’s Certificate to recover Losses from the Escrow Account, or from the Company Indemnifying Parties directly, within thirty (30) days after delivery of such Officer’s Certificate, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Account, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute cash from the Escrow Account in accordance with the terms thereof.
               (ii) If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Officer’s Certificate, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If either party fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by the other party.
               (iii) Any such arbitration shall be held in San Francisco County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Company Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.
               (iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute between the Company Indemnifying Parties and the Indemnified Party under this Article VIII, whether relating to claims upon the Escrow Account or to the other indemnification obligations set forth in this Article VIII.
          (i) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent reasonably believes may result in a demand against the Escrow Account or for other indemnification pursuant to this Article VIII, Parent shall promptly notify the Stockholder Representative of such claim, provided, that the failure to so notify the Stockholder Representative shall not relieve it of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Stockholder Representative, and the Stockholder Representative shall be entitled on behalf of the Company Indemnifying Parties, at its expense, to participate in, but not to determine or conduct, the defense of such claim, which expense shall be reimbursable out of the Stockholder Representative Fund. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Stockholder Representative has consented to any such settlement, the Company Indemnifying Parties shall not have any power or authority to object under any provision of this Article VIII to the amount of any claim by Parent against the Escrow Account with respect to such settlement.
     8.4 Maximum Payments; Remedy; Limitation of Liability.
          (a) Other than with respect to Special Losses, which shall be subject to Section 8.3(f)(ii), the maximum amount the Indemnified Parties may recover from the Company Indemnifying Parties pursuant to the indemnity set forth in Section 8.2 for Losses shall be limited to an amount equal to (x) such Company Indemnifying Party’s Pro Rata Portion multiplied by (y) the Escrow Account. Notwithstanding the foregoing, nothing shall limit the liability of a Company Stockholder in respect of Losses suffered by the Indemnified Parties arising out of any fraud determined to have been committed by such Company Stockholder in connection with this Agreement, in any Related Agreement or in any certificate or other instrument delivered pursuant to this Agreement on the part of the Company.
          (b) Nothing herein shall limit the liability of the Company for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement if the Merger does not close. Notwithstanding anything to the contrary herein, the Company Indemnifying Parties shall have no indemnification obligation under this Agreement if the Transaction does not close. Notwithstanding anything to the contrary herein, no Company Indemnifying Party shall have any liability for Losses or Special Losses under this Article VIII to the extent (x) there is included in the Balance Sheet a specific liability or reserve related to such Loss or (y) such Loss is reflected in the Final Working Capital.
          (c) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.
     8.5 Stockholder Representative.
          (a) Each of the Company Indemnifying Parties hereby appoints John Backus as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Company Indemnifying Parties to give and receive notices and communications, to authorize payment to Parent from the Escrow Account in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the Stockholder Representative shall have no power or authority to bind any Company Indemnifying Parties with respect to Losses that are not satisfied from the Escrow Account. The appointment, rights, powers and obligations of the Stockholder Representative under this Agreement are exclusive, and no Company Indemnifying Party shall have the right to assert any such right or power granted to the Stockholder Representative hereunder. Such agency may be changed by the Company Indemnifying Parties from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of not less than a two-thirds interest of the Escrow Account agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Account. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Indemnifying Parties.
          (b) The duties and responsibilities of the Stockholder Representative shall be solely limited to those duties and responsibilities set forth in the Agreement, as well as those additional duties and responsibilities reasonably necessary to accomplish the purposes of the Stockholder Representative’s appointment hereunder. The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative unless such act or omission is the result of gross negligence or willful misconduct. The Company Indemnifying Parties on whose behalf the Escrow Amount and the Stockholder Representative Fund was contributed to the Escrow Account shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against such Company Indemnifying Parties’ Pro Rata Amount of any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. The Stockholder Representative shall be entitled to recover any such loss, liability or expense arising out of or in connection with the administration of his duties hereunder from the Stockholder Representative Fund and the Escrow Agent shall release the amount of such loss, liability or expense from the Stockholder Representative Fund promptly upon the written instruction of the Stockholder Representative. No Indemnified Party or any other party shall have any recourse whatsoever to the Stockholder Representative Fund. Upon termination of the Escrow Agreement the balance remaining in the Stockholder Representative Fund, if any, shall be distributed to the Company Indemnifying Parties by the Escrow Agent upon the written instruction of the Stockholder Representative.
          (c) The Stockholder Representative shall have reasonable access to information about the Surviving Corporation and Parent and the reasonable assistance of Surviving Corporation’s and Parent’s respective officers and employees for purposes of performing its duties and exercising its rights and responsibilities hereunder.
          (d) A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Sections 9.3 and 9.4, shall constitute a decision of the Company Indemnifying Parties and shall be final, binding and conclusive upon the Company Indemnifying Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

ARTICLE IX
TERMINATION
     9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;
          (b) by either the Company or Parent if the Effective Time shall not have occurred on or before January 5, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a curable breach of this Agreement;
          (c) by Parent and Merger Sub or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Merger illegal;
          (d) by Parent and Merger Sub if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to undertake an Action of Divestiture;
          (e) by Parent and Merger Sub if they are not in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;
          (f) by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (g) by Parent if there has been a Change in Recommendation.
     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 6.4, 6.5 and 6.6, this Section 9.2 and Article X shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.
     9.3 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company. For purposes of this Section 9.3, any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Company Indemnifying Parties whether or not they have signed such amendment.
     9.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. For purposes of this Section 9.4, any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Company Indemnifying Parties whether or not they have signed such extension or waiver.
ARTICLE X
GENERAL PROVISIONS
     10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
          (a)      if to Parent or Merger Sub, to:
Sybase, Inc.
One, Sybase Drive
Dublin, California 94568
Attention: Daniel Carl, General Counsel
Telephone No.: (925) 236-5000
Facsimile No.: (925) 236-6823
with a copy to:
O’Melveny & Myers LLP
Embarcadero Center West
275 Battery Street, Suite 2600

San Francisco, California 94111
Attention: Michael S. Dorf, Esq.
Telephone No.: (415) 984-8805
Facsimile No.: (415) 984-8701
          (b)      if to the Company, to:
Mobile 365, Inc.
4511 Singer Court, Suite 300
Chantilly, Virginia 20152
Attention: Andrew Sherman, General Counsel
Telephone No.: (703) 961-8300
Facsimile No.: (703) 961-8308
with a copy to:
Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, California 94304
Attention: Jorge del Calvo, Esq.
Telephone No.: (650) 233-4500
Facsimile No.: (650) 233-4545
          (c)      If to the Stockholder Representative, to:
John C. Backus
Draper Atlantic Management Company
11600 Sunrise Valley Drive, Suite 420
Reston, Virginia 20191
Telephone No.: (703) 995-3600
Facsimile No.: (703) 995-3588
          (d)      With a copy to:
Manatt, Phelps & Phillips, LLP
1001 Page Mill Road, Bldg. 2
Palo Alto, California 94304
Attention: T. Hale Boggs
Telephone No.: (650) 812-1300
Facsimile No.: (650) 213-0288
     10.2 Interpretation.
          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated the words “include,” “includes” and “including”

when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.
          (b) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
          (c) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 6.13.
     10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns
     10.10 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
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     IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

SYBASE, INC.		MOBILE 365, INC.

By:	/s/ Daniel Carl	By:	/s/ Andy Sherman
Name: Daniel Carl		Name: Andy Sherman
Title: Vice President, General Counsel		Title: Vice President, General Counsel
	and Secretary		and Secretary

MONACO ACQUISITION CORPORATION		STOCKHOLDER REPRESENTATIVE

By:	/s/ Daniel Carl	By:	/s/ John Backus

Name: Daniel Carl		Name: John Backus
Title: Secretary
SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER